Exhibit 2.1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

between

REPUBLIC BANK & TRUST COMPANY

and

LIMESTONE BANK, INC.

July 24, 2019

TABLE OF CONTENTS

Section 4.03.	Non-Contravention	19
Section 4.04.	Consents to Transaction	19
Section 4.05.	Litigation	19
Section 4.06.	Brokerage	19
Section 4.07.	Statements True and Correct	19
Section 4.08.	Community Reinvestment and Bank Secrecy Acts	19
Section 4.09.	Pro Forma Capital Requirements	20

Article 6. Agreements of Buyer		24
Section 6.01.	Regulatory Approvals	24
Section 6.02.	Breaches	25
Section 6.03.	Consummation of Agreement	25
Section 6.04.	Access to Information	25

Article 7. Conditions Precedent to the Branch Purchase and Assumption		25
Section 7.01.	Conditions to Seller’s Obligations	25
Section 7.02.	Conditions to Buyer’s Obligations	26

Article 8. Termination or Abandonment		27
Section 8.01.	Mutual Agreement	27
Section 8.02.	Breach of Representations or Agreements	27
Section 8.03.	Approval Denial	27
Section 8.04.	Automatic Termination	28
Section 8.05.	Termination as to Branch Office	28

Schedule A – Legal Description of Owned Real Property
Schedule B – Description of Leased Premises
Schedule C – Description of Personal Property
Schedule D – Loans
Schedule E – Assumed Contracts
Schedule F – Safe Deposit Box Business
Schedule G – Deposit Liabilities
Schedule H – Transition and Conversion Plan

Exhibit 1 – Form of Assignment and Assumption of Deposit Liabilities Agreement
Exhibit 2 – Form of Assignment and Assumption of Contracts Agreement
Exhibit 3 – Form of Bill of Sale
Exhibit 4 – Form of Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts
Exhibit 5 – Assignment of and Assumption of Lease and Consent and Estoppel Certificate
Exhibit 6 – Form of Limited Power of Attorney
Exhibit 3.13 – Employees

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This BRANCH PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and executed as of the 24th day of  July, 2019, by and between REPUBLIC BANK & TRUST COMPANY, a Kentucky banking corporation (“Seller”), and LIMESTONE BANK, INC., a Kentucky banking corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller owns and operates branch banking offices located at 3500 Frederica Street, Owensboro, Kentucky 42301 (the “Owensboro Owned Branch”), 3332 Villa Point, Suite 101, Owensboro, Kentucky 42303 (the “Owensboro Leased Branch”), 1690 Ring Road, Elizabethtown, Kentucky 42701 (the “Elizabethtown Branch”), and 100 US Hwy 676, Frankfort, Kentucky 40601 (the “Frankfort Branch”) (collectively referred to as the “Branch Offices” and individually, a “Branch Office”); and

WHEREAS, Seller desires to sell and Buyer desires to acquire the Branch Offices, and, in that regard, Seller desires to sell and Buyer desires to purchase and acquire certain assets related thereto maintained at the Branch Offices; and

WHEREAS, Seller desires to transfer and Buyer desires to assume deposit accounts maintained at or for the Branch Offices and certain other liabilities pertaining to the continuing operations thereof.

NOW, THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

Article 1.
Purchase and Sale of Assets and Assumption of Liabilities

Section 1.01.  Purchase of Assets.  Upon the terms and subject to the conditions and representations set forth herein, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller in and to the following assets (collectively, the “Assets”), by documentation reasonably satisfactory as to form and substance to Buyer and Seller, as of the close of business on the Closing Date (as defined in Section 2.02 below):

(a)         Books and Records.  All books, records, documents, files, combinations, keys, security codes and the like, regardless of where located or how stored, relating to the Branch Offices, the Assets and the Assumed Liabilities (as defined in Section 1.02 below), including online and mobile banking information, as of the close of business on the Closing Date or otherwise related to or necessary for the conduct of the business of the Branch Offices following the Closing Date (collectively, the “Records”).

(b)        Real Property.  The real estate located at 3500 Frederica Street, Owensboro, Kentucky 42301, upon which the Owensboro Owned Branch is operated, more particularly described in Schedule A to this Agreement, including the buildings, fixtures and other improvements thereon and easements associated therewith, and any tenements, heriditaments, rights, privileges, interests, leases, easements and appurtenances belonging or in any way pertaining thereto, including any right, title or interest of Seller in and to adjacent streets, roads, alleys and rights of way (collectively, the “Owned Real Property”), and the leasehold interests in the real estate located at 3332 Villa Point, Owensboro, Kentucky 42303 1690 Ring Road, Elizabethtown, Kentucky 42701 and 100 US Hwy 676, Frankfort, Kentucky 40601 (constituting a land lease in the case of 100 US Hwy 676, Frankfort, Kentucky 40601), pursuant to the leases more particularly described in Schedule B (collectively, the “Banking Office Leases”), and all right, title and interest of Seller in the buildings, fixtures and other improvements thereto and easements associated therewith, any and all tenements, hereditaments, rights, privileges, interests, leases, easements and appurtenances belonging or in any way pertaining thereto including any right, title or interest of Seller in and to adjacent streets, roads, alleys and rights of way (collectively, the “Leased Premises”), upon which the Owensboro Leased Branch, the Elizabethtown Branch and the Frankfort Branch, respectively, are operated (the Owned Real Property and Leased Premises are, collectively, the “Real Property”).

(c)         Personal Property.  The furniture, fixtures, equipment, improvements and other items of tangible personal property located at the Branch Offices as of the close of business on the Closing Date, together with sign structures, and all personal property used in connection with the safe deposit box business being transferred to Buyer hereunder (exclusive of the contents of leased safe deposit boxes), and with any manufacturers’ licenses, warranties or maintenance or service agreements thereon which are in effect on the Closing Date and are assignable to Buyer (collectively, the “Personal Property”), as set forth on Schedule C to this Agreement, provided, however, Buyer is not acquiring and shall not be deemed to have acquired any unlicensed software or personal data the source of which is unknown.  If, prior to the Closing Date, any item of Personal Property is stolen, destroyed or otherwise lost, such item shall be excluded from the sale contemplated hereby, and the term “Personal Property” as used herein shall exclude any such item(s).  If, prior to the Closing Date, any item of Personal Property is damaged by fire or other casualty, such item(s), if repairable in the reasonable discretion of Buyer, shall be sold to Buyer (in accordance with the provisions hereof) and the insurance proceeds relating to such item shall be assigned to Buyer, it being understood that if any such item is not repairable in the reasonable discretion of Buyer, it shall be excluded from the sale contemplated hereby.

(d)          Loans.  Certain loans of Seller attributed to the Branch Offices as of the Closing Date (including without limitation all collateral, security, mortgages, notes, pledge and security agreements and other agreements related thereto, all accrued interest thereon and any other amounts due and payable in connection therewith) (the “Loans”), a list of which is set forth on Schedule D to this Agreement, as such list shall be updated as of the Closing Date:

(i)
to exclude (A) any Loan set forth on Schedule D that is repaid in full as to principal and interest prior to the Closing Date and (B) any loan that is, in Buyer’s reasonable judgment, classified  or non-performing as of the Closing Date;

(ii)	to include any additional loans, whether or not funded, originated at the Branch Offices after the date hereof which Buyer has agreed to purchase in its reasonable discretion;

(iii)	to include, when practical, loan commitments initiated in the ordinary course of business at the Branch Offices which Buyer has agreed to honor in its reasonable discretion; and

(iv)
subject to Section 9.01, to include approximately 780 credit card accounts associated with deposit and loan customers of the Branches (“Branch-related Credit Card Accounts”) with outstanding balances as of the date of this Agreement of approximately $975,000, other than those credit card accounts that are, in Buyer’s reasonable judgment, classified or non-performing as of the Closing Date.

Upon request, Seller will provide Buyer reports of the status of the Loans set forth on Schedule D, including any additional loans described in clause (ii) and (iii) above for the purpose of identifying any loan to be excluded or included as a Loan in accordance with clauses (i), (ii) and (iii) above, and Schedule D shall be updated as of the Closing Date to exclude or include, as applicable, any loans so identified.  It is the intent of the parties that subject to the foregoing, the aggregate outstanding principal balance of the Loans acquired by Buyer pursuant to this Agreement will be approximately $112 million as of the Closing Date, which is consistent with the aggregate amount of the Loans identified on Schedule D attached hereto.  At closing, Buyer will also assume, as Loans, all deposit-related overdrafts (“Overdrafts”) and utilize its reasonable routine collection procedures for overdrafts unpaid for sixty (60) days or more provided that, to the extent such Overdrafts are not collected within sixty days after the Closing Date, Seller will promptly reimburse Buyer for the uncollected amount upon Buyer presenting a listing thereof to Seller.  Subject to the immediately preceding sentence with respect to Overdrafts, all Loans shall be assigned to Buyer without recourse against Seller and without any warranties or representations as to their collectability or the creditworthiness of any of the obligors of such Loans.

For the avoidance of doubt, the assignment of Loans “without recourse” shall have no effect on the representations and warranties in Section 3.05 or any remedies available to Buyer under this Agreement in the event of a breach thereof.

(e)         Assumed Contracts.  Seller’s rights under, or created by those contracts and leases relating to the operation or maintenance of the Branch Offices that are identified on Schedule E hereto, copies of which have been made available to Buyer, to the extent assignable by Seller (collectively, including the Banking Office Leases, the “Assumed Contracts”).

(f)           Cash on Hand.  All teller working cash, petty cash, ATM cash, vault cash and coin machine cash at the Branch Offices as of the close of business on the Closing Date (the “Cash on Hand”).

(g)          Safe Deposit Box Business.  All safe deposit box business located at the Branch Offices as of the close of business on the Closing Date (the “Safe Deposit Box Business”).  A list of leased safe deposit boxes as of June 30, 2019, is set forth on Schedule F hereto.  The Safe Deposit Box Business includes, without limitation, safe deposit box contracts and leases, the removable safe deposit boxes (exclusive of the contents of leased safe deposit boxes) and safe deposit stacks in the vault and all keys and combinations thereto and all prepaid rent for any safe deposit contracts or leases.

(h)          Intangible Property.  All of Seller’s rights to the post office box used for the Banking Offices and telephone and facsimile numbers used at the Banking Offices, to the extent freely assignable by Seller.

Section 1.02.   Assumption of Liabilities.  Upon the terms and subject to the conditions set forth herein, Seller shall transfer and assign to Buyer, and Buyer shall assume from Seller and agree to fully and timely pay, perform and discharge, by documentation reasonably satisfactory as to form and substance to Seller and Buyer, as of the close of business on the Closing Date, the following liabilities, and none other (collectively, the “Assumed Liabilities”):

(a)          Deposit Liabilities.  All deposit liabilities maintained at the Branch Offices, in accordance with the terms of the agreements pertaining to such deposits, as shown on the books and records of Seller as of the close of business on the Closing Date, but prior to the transfer of any deposits to repurchase agreements, including accrued but unpaid interest thereon through the Closing Date, except as provided in Section 2.03(c) hereof (the “Deposits” or “Deposit Liabilities”), which such Deposit Liabilities as they existed on June 30, 2019, and as delineated by the Branch Office in which maintained, are identified on Schedule G hereto.  As used herein, the term “deposit liabilities” shall include all of the deposit products offered by Seller from the Branch Offices, including, without limitation, all savings accounts, NOW accounts, passbook accounts, statement accounts, checking accounts, money market accounts, “sweep” accounts and related repurchase agreements and certificates of deposit, whether represented by collected or uncollected funds, as reflected in Seller’s Records.

(b)          Assumed Contracts.  The obligations and liabilities of Seller arising after the Closing Date under the Assumed Contracts.

(c)          Liabilities Not Assumed by Buyer.  Other than those liabilities specifically assumed in Sections 1.02(a), 1.02(b) and 2.03 hereof, Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller, whether known or unknown, disclosed or undisclosed, contingent or otherwise, which have arisen or may arise or be established in connection with the Assets or the conduct of business at the Branch Offices on or prior to the Closing Date (the “Excluded Liabilities”).

Section 1.03.   Names and Marks.  Seller is not selling, assigning, conveying, transferring or delivering, nor shall Buyer acquire, any rights or interest in or to:  (a) the names “Republic Bank & Trust Company” or any derivation thereof, or (b) any logos, service marks or trademarks, advertising materials, proprietary marked stationary or slogans or any similar items used by Seller in connection with its business, whether or not such is or was copyrighted or registered.  Preceding the Closing Date, Seller shall begin the removal from the Branch Offices of signs, logos and other insignia identifying or identified with Seller, and Seller shall remove any remaining signs, logos and insignia of Seller from the Branch Offices on or before Closing on the Closing Date.  On and after the Closing Date, Buyer shall not use the name or service mark of Seller in any manner in connection with the Buyer’s operation of the Branch Offices, except in accordance with the provisions of Section 9.02 hereof.  No activity conducted by Buyer on or after the Closing Date shall state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Buyer.

Section 1.04.   Excluded Assets.  Except as specifically set forth herein, Seller is not selling, assigning, conveying, transferring or delivering, nor shall Buyer acquire, any rights or interest in or to any assets of Seller, including, without limitation, any of the following assets, all of which shall be retained by Seller and removed from the Branch Offices after the close of business on the Closing Date:

(a)          intellectual property, computer software (or licenses for the same), medallion program stamps, forms, labels or shipping materials of Seller;

(b)          any personal computer, but not including monitors, located at the Branch Offices, including any lease agreements with respect thereto; and

(c)          any personal data not required to be transferred pursuant to Section 1.01(a) or (d) herein;

(d)          all routing numbers of the Seller used in connection with the Branch Offices;

(e)          the telephone system located at the Branch Office, including any lease agreements with respect thereto; and

(f)          any Interactive Teller Machines (“ITMs”) owned or leased by Seller.

Article 2.
Closing, Calculation of Purchase Price and Closing Deliveries

Section 2.01.   The Closing.  The closing of the purchase and assumption transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of Wyatt, Tarrant & Combs, 500 West Jefferson Street, Louisville, Kentucky, or at such other location as the parties may agree, at 10:00 a.m. Eastern Time on the Closing Date described in Section 2.02 of this Agreement.

Section 2.02.   The Closing Date.  The Closing shall take place on a date mutually agreed upon, in writing, by the parties, but in any case, on or before the later of (i) the thirty-first (31st) day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article 7 (other than obligations to be performed at Closing); and (ii) the date on which Buyer has scheduled the conversion of the Branch Offices to Buyer’s core data processing system.  It is the intent of the parties that the Closing will occur on a Friday.  The purchase and assumption transaction contemplated by this Agreement shall become effective at the close of business (and following the completion of end of day core data processing for the Branch Offices) on the day of the Closing (the “Closing Date”).

Section 2.03.   Retirement Accounts.

(a)         At the Closing, Seller shall resign as trustee and custodian with respect to any individual retirement account (“IRA Account”) as to which Seller is trustee or custodian and as to which one or more of the assets included therein is a deposit included within the Deposits transferred to Buyer on the Closing Date.  At the Closing, Seller shall designate or appoint Buyer as successor trustee or custodian under each such IRA Account.

(b)         Buyer covenants and agrees that it will, following its designation or appointment as successor trustee or custodian under the IRA Accounts, promptly and faithfully perform, fulfill, and discharge each of the obligations required to be performed by the trustee or custodian with respect to such accounts pursuant to law, or pursuant to the governing documents establishing such IRA Account.

(c)         If an individual depositor holding an IRA Account refuses to accept the designation or appointment of Buyer as successor trustee or custodian with respect to any such IRA Account, Buyer shall promptly so inform Seller, and none of the deposits contained in such IRA Account (the “IRA Deposits”) shall be treated as Deposit Liabilities hereunder, but shall remain the liability and obligation of Seller, and the amount of such IRA Deposits, less the applicable Premium paid by Buyer to Seller pursuant to Section 2.04(a)(vi) for such IRA Deposits, shall be paid by Buyer to Seller promptly upon demand.

Section 2.04.   Calculation and Payment of Purchase Price.  The calculation and payment of the Purchase Price (defined herein) shall be made as follows:

(a)          Seller shall pay to Buyer an amount of cash (the “Purchase Price”)equal to:

(i)	the aggregate amount of principal and accrued interest of the Deposit Liabilities; plus

(ii)	the net amount of any prorated items required by Section 2.06 hereof owed by Seller to Buyer; minus

(iii)	the Acquisition Value (defined herein) of the Assets (exclusive of the Cash on Hand); minus

(iv)	the amount of Cash on Hand; minus

(v)	the net amount of any prorated items required by Section 2.06 hereof owed by Buyer to Seller; minus

(vi)
the “Premium”, which shall be equal to the Applicable Percentage of the average book value of the Deposit Liabilities (excluding any accrued interest payable thereon) for the ten (10) days immediately preceding the Closing Date, where the “Applicable Premium” is:  (A) 1% for Deposit Liabilities of governmental entities (referred to as public deposits), (B) 0% for Deposit Liabilities of customers located outside Kentucky (referred to as out-of-state customers), (C) 1% for Deposit Liabilities that are repurchase agreements (or represent deposit liabilities to be transferred to repurchase agreements), (D) 0% for Deposit Liabilities that are brokered deposits (as such term is defined in 12 CFR § 337.6(a)(2)), (E) 7% for Deposit Liabilities which are maintained at the Owensboro Owned Branch, the Owensboro Leased Branch and the Elizabethtown Branch and which are not public deposits, out-of-state deposits, repurchase agreements or brokered deposits (as described above); (F) 4.25% for Deposit Liabilities which are maintained at the Frankfort Branch and which are not public deposits, out-of-state deposits, repurchase agreements or brokered deposits (as described above).

(b)         On the Closing Date, Seller shall transfer to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, an amount which Seller reasonably in good faith estimates to be the amount of the Purchase Price, which estimated amount shall be based upon the Deposit Liabilities, the proration amounts, the Acquisition Value of the Assets and the Premium as of the close of business on the second business day prior to the Closing Date (the “Estimated Purchase Price”).  Seller shall provide an accounting of the Estimated Purchase Price on the business day prior to the Closing Date for Buyer’s review.   The Cash on Hand shall be transferred to Buyer at the Banking Offices as of the close of business on the Closing Date.

(c)         On the tenth (10th) business day after the Closing Date or such other date as may be agreed to in writing by the parties or determined in accordance with the following paragraph (the “Adjustment Payment Date”), an adjustment payment (the “Adjustment Payment”) shall be made either by Seller to Buyer or by Buyer to Seller, as appropriate, so as to correct any discrepancy between the amount of the Estimated Purchase Price paid under the preceding paragraph and the Purchase Price calculated in accordance with this Section 2.04.  Seller and Buyer shall agree upon a final closing statement which reflects the calculation of the Adjustment Payment relative to the Estimated Purchase Price.  The Adjustment Payment due to either party pursuant to this paragraph shall be paid to such party on the Adjustment Payment Date by the other party by wire transfer in immediately available funds to an account designated by the payee party, with interest thereon from the Closing Date through the Adjustment Payment Date at a rate equal to the effective Federal Funds rate as published by the Board of Governors of the Federal Reserve System (together with any Federal Reserve Bank, the “Federal Reserve”).

            If Buyer and Seller are unable to agree upon a final closing statement within ten (10) business days after the Closing Date, the closing statement, or so much thereof as has been prepared by the parties, shall be submitted to BKD, LLP  600 North Hurstbourne Parkway, Louisville, KY  40222 (the “Independent Accountant”), along with any objections thereto and supporting documentation from each of Buyer and Seller.  The Independent Accountant shall determine the Purchase Price and Adjustment Payment based on the terms of this Agreement and such determination shall be final, absent manifest error.  In such an event, the “Adjustment Payment Date” shall be the third (3rd) business day after the date Buyer and Seller receive the written determination by the Independent Accountant of the Purchase Price and Adjustment Payment.  If the determination of the Adjustment Payment is submitted to the Independent Accountant pursuant to this paragraph, Buyer and Seller shall provide one another and the Independent Accountant with access to all books and records necessary to determine the Adjustment Payment.  Each of Seller and Buyer shall pay one-half of the Independent Accountant’s fees.

(d)          For purposes of this Agreement, the “Acquisition Value” of the Assets shall be the sum of the following:

(i)
the aggregate outstanding principal and earned but unpaid interest on the Loans, as of the close of business on the Closing Date, excluding any loan loss reserve or general reserve which may be associated with the Loans; plus

(ii)	the Appraised Value of the Owned Real Property (as defined and determined as provided below); plus

(iii)	the net book value of the Personal Property as of the close of business on the Closing Date as shown on the books and records of Seller, which amount as of June 30, 2019 is specified in Schedule C.

The “Appraised Value” of the Owned Real Property is defined and shall be determined as follows:  Each party shall select an independent appraisal firm reasonably acceptable to the other party that has not less than five (5) years’ experience appraising real estate similar to the Owned Real Property, and shall engage such independent appraisal firm to appraise the fair market value of the Owned Real Property.  The “Appraised Value” of the Owned Real Property shall be equal to the average of the fair market value as determined by the two appraisals so obtained; provided, however, that if the difference between the fair market values determined by the two appraisals is greater than ten percent (10%), then the parties shall jointly select and engage a third independent appraisal firm to appraise the fair market value of the Owned Real Property, and the average of the fair market value as determined by the three appraisals so obtained shall constituted the “Appraised Value” of the Owned Real Property. The parties agree to promptly select and engage the independent appraisal firms and obtain appraisals of the Owned Real Property as contemplated hereby with the intent that the Appraised Value of the Owned Real Property will be determined as soon as practicable, but in any event within thirty (30) calendar days of the date of this Agreement.  Each party agrees to pay all costs relating to the initial appraisal performed by the independent appraisal firm engaged by it, and to share equally the costs of any third appraisal performed by an independent appraisal firm engaged jointly by the parties.

Section 2.05.   Allocation of Purchase Price.  The Purchase Price, as adjusted in accordance with Section 2.04(c) above, and the liabilities assumed by Buyer pursuant to Section 1.02 hereof shall be allocated on an allocation schedule to be agreed upon by Buyer and Seller within forty-five (45) days after the Closing Date.  The allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended.  The parties shall (i) each report the federal, state and local and other tax consequences of the purchase and assumption contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule and (ii) take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation.

Section 2.06.   Prorations.  The parties intend that Seller shall operate for its own account the business conducted at the Branch Offices in accordance with this Agreement until the close of business on the Closing Date, and that Buyer shall operate such business for its own account after the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of income or expense directly attributable to the operation of the Branch Offices (which shall not include any general overhead expenses of Seller) shall be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including, without limitation, (i) telephone, electric, gas, water, and other utility services (to the extent it is not possible to transfer such services into the name of Buyer following the Closing Date), (ii) taxes associated with the Real Property and Personal Property, (iii) assessments (including, without limitation, assessments attributable to FDIC deposit insurance), (iv) payments due on Assumed Contracts, (v) any unearned non-interest income associated with the Safe Deposit Box Business, and (vi) similar income or expenses related to the Assets transferred hereunder.  To the extent any such expense item has been prepaid by Seller for a period extending beyond the Closing Date, there shall be a proportionate adjustment in favor of Seller.

Section 2.07.   Closing Deliveries.

(a)          At the Closing, Seller shall deliver to Buyer:

(i)
a Certificate or Certificates signed by an appropriate officer of Seller stating that (A) each of the representations and warranties contained in Article 3 is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Sections 7.02(b) and 7.02(d), insofar as Section 7.02(d) pertains to approvals required to be obtained by Seller, have been satisfied or waived as provided therein;

(ii)	evidence of payment to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, of the Estimated Purchase Price;

(iii)	a certified copy of the resolutions of the Board of Directors of Seller authorizing the execution of this Agreement and the consummation of the purchase and assumption transaction contemplated hereby;

(iv)	an executed Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 1 hereto;

(v)	an executed Assignment and Assumption of Contracts Agreement in substantially the form set forth in Exhibit 2 hereto;

(vi)	an executed Bill of Sale in substantially the form set forth in Exhibit 3 hereto;

(vii)	a special warranty deed or deeds (subject to Permitted Exceptions, as such term is defined in Section 11.15 hereof), conveying the Owned Real Property to Buyer;

(viii)	an executed Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts in substantially the form set forth in Exhibit 4;

(ix)
an executed Assignment of and Assumption of Lease and Consent and Estoppel Certificate, assigning each of the Banking Office Leases, and all of Seller’s rights, title and interest thereunder, to Buyer in substantially the form set forth in Exhibit 5 hereto;

(x)	an executed Limited Power of Attorney in substantially the form set forth in Exhibit 6;

(xi)
such other bills of sale, assignments, and other instruments and documents as Buyer and Seller may reasonably agree as necessary or desirable for transferring, assigning and conveying to Buyer good, marketable and insurable title to the Assets, including without limitation such assignments and other appropriate instruments of transfer and conveyance of all mortgages, notes, pledge and security agreements pertaining to the Loans being transferred to Buyer pursuant to this Agreement (including separate assignment documents for filing with respect to mortgages of record);

(xii)
listings of the Deposit Liabilities as of the Closing Date (the “Deposit Listings”) on magnetic tape or utilizing such other method of information transfer as the parties may mutually agree, which Deposit Listings shall include, for each account, the account number, outstanding principal balance, accrued interest and the Branch Office at which the account is maintained, and identify those accounts that are public deposits, out-of-state deposits, repurchase agreements or brokered deposits (as described in Section 2.04(a)(vi));

(xiii)
such Records as are capable of being delivered to Buyer, which Records (other than the current promissory notes related to the Loans which shall be originals), may, at Seller’s option, be delivered by delivery of imaged, photocopies or other non-original and non-paper media in lieu of original copies;

(xiv)
updated schedules, as applicable, of the Loans, the Personal Property, the Safe Deposit Box Business, and the Deposit Liabilities as of the latest date preceding the Closing Date for which such information is available; and

(xv)	Cash on Hand.

(b)          At the Closing, Buyer shall deliver to Seller:

(i)
a Certificate or Certificates signed by an appropriate officer of Buyer stating that (A) each of the representations and warranties contained in Article 4 is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Sections 7.01(b) and 7.01(d), insofar as Section 7.01(d) pertains to approvals required to be obtained by Buyer, have been satisfied or waived as provided therein;

(ii)	a certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution of this Agreement and the consummation of the purchase and assumption transaction contemplated hereby;

(iii)	an executed Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 1 hereto;

(iv)	an executed Assignment and Assumption of Contracts Agreement in substantially the form set forth in Exhibit 2 hereto;

(v)	an executed Bill of Sale in substantially the form set forth in Exhibit 3 hereto; and

(vi)	an executed Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts in substantially the form set forth in Exhibit 4 hereto; and

(vii)	an executed Assignment of and Assumption of Lease and Consent and Estoppel Certificate for each of the Banking Office Leases in substantially the form set forth in Exhibit 5 hereto.

Section 2.08.   Transfer Taxes.  Buyer shall pay all sales and other taxes in connection with the transfer of the Personal Property to the Buyer and shall pay all recording fees in connection with the transfer of the Real Property to the Buyer.  Seller shall pay all real estate transfer taxes in connection with the transfer of the Real Property.

Article 3.
Representations and Warranties of Seller

Seller hereby makes the following representations and warranties:

Section 3.01.   Organization.  Seller is a state banking corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky, and has the corporate power to carry on its business as the same is being conducted at the Branch Offices, to execute, deliver and perform this Agreement and to effect the transactions contemplated herein.  Seller is an “insured depository institution” as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder and Seller is a member in good standing with the FDIC.

Section 3.02.   Authorization.  All necessary corporate actions have been taken to authorize the execution of this Agreement on Seller’s behalf by Seller’s duly authorized officers and the performance by Seller of its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

Section 3.03.   Non-Contravention.  The execution and delivery of this Agreement by Seller do not, and, subject to the receipt of all required approvals and consents, including but not limited to regulatory approvals, the consummation of the transaction contemplated by this Agreement will not, constitute a breach or violation of or default under: (a) the Articles of Incorporation or Bylaws of Seller; (b) any law, rule, regulation, judgment, order, governmental permit, license, agreement, indenture, or instrument to which Seller is a party, or by which it or any of its assets or property is bound; (c) any provision of any promissory note, mortgage, indenture, lease or agreement to which Seller is a party or by which Seller or any of the Assets or Branch Offices is bound, or result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (as such term is defined in Section 11.15 hereof), other than a Permitted Exception, upon any of the Assets under any such documents; or (d) any of the Assumed Contracts, which breach, violation, or default in the case of (b), (c) or (d) would hinder or delay the Closing or have an adverse effect on the business or properties of the Branch Offices after the Closing Date.

Section 3.04.   Compliance with Law.  Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business at the Branch Offices as presently conducted.  The Seller is operating the Branch Offices in compliance in all material respects with all applicable laws and regulations and in compliance with Seller’s written anti-money laundering program and written customer identification program as required by law.

Section 3.05.   Loans.

(a)         Each Loan represents the legal, valid and binding obligation of the related borrower, enforceable by the holder of such Loan in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies, and public policy.  No Obligor under any of the Loans has asserted to an officer of Republic any claim or defense with respect to the subject matter thereof.

(b)          Except for pledges to the Federal Home Loan Bank which will be released prior to Closing, none of the Loans is pledged to a third party and the principal balance and amount of accrued interest of each of the Loans as shown on Seller’s books and records is true and correct.

(c)          As applicable, with respect to the notes and mortgages comprising the Loans, Seller is in possession of all (i) original notes or lost note affidavits and (ii) mortgages or certified copies of such mortgages, provided that such mortgages have been returned by the local recording office, and shall deliver such originals, affidavits or certified copies in its possession to Buyer on the Closing Date, such delivery to take place at Seller’s office located at 200 S. 7th Street, Louisville, KY  40202.

(d)          Each Loan to the extent secured by a Lien of Seller, is secured by a valid and enforceable Lien of Seller in the collateral therefore, which Lien is assignable.

(e)          Each Loan is being administered and serviced in compliance in all material respects with all applicable laws and is accruing interest in accordance with the respective terms thereof.

(f)           Each Loan was originated by Seller in compliance in all material respects with all applicable laws in the ordinary course of Seller’s business.

(g)          Each Loan is evidenced by, as applicable, notes and mortgages which are true and genuine.

(h)          No insurance product, other than title insurance, was sold by Seller in connection with a Loan, including, but not limited to, private mortgage insurance, credit life insurance, A&H insurance or unemployment insurance.

(i)           Seller may transfer or assign each of the Loans to Buyer without the approval or consent of any obligor.

(j)          Except as set forth in Section 3.05(a), (b), (c), (d), (e), (f), (g), (h) and (i), Seller makes no representation or warranty of any kind to Buyer relating to the Loans.  Without limiting the generality of the foregoing, and subject to Section 1.01(d) with respect to Overdrafts, each of the Loans is transferred to Buyer without recourse, Seller shall not be responsible for (i) the sufficiency, value or collectability of the Loans or any document, instrument or agreement in the Loan files, (ii) any representation, warranty or statement made by an obligor or other party in or in connection with any Loan, (iii) the financial condition or credit worthiness of any primary or secondary obligor under any Loan or any guarantor or surety or other obligor thereof, (iv) the performance by any guarantor, surety or other obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any guarantor, surety or other obligor, or (vi) the value of any collateral securing the loans.

Section 3.06.   Deposits.  All of the Deposits domiciled at the Branch Offices were issued and remain in compliance in all material respects with the documents governing the Deposit Liabilities and all applicable laws, orders and regulations and are insured by the FDIC to the maximum extent provided in the rules and regulations of the FDIC, and Seller has paid all assessments and has filed all reports required to be filed by it with the FDIC concerning the Deposits.  No action is pending, or to the knowledge of Seller, threatened by the FDIC with respect to the termination of such insurance.  The Deposits are genuine and enforceable obligations of Seller.  The balance of each deposit account included in the Deposits as shown on Seller’s books and records as of the close of business on the Closing Date will be true and correct.  Seller has the right to transfer or assign each of the Deposits to Buyer subject to receipt of applicable Governmental Approvals.

Section 3.07.   Real Property Matters.

(a)          As to the Real Property, Seller is the owner of good and marketable fee simple interest in the Owned Real Property, free and clear of any Liens and subject only to Permitted Exceptions and those exceptions accepted or waived by Buyer.  As of the date hereof, (i) there is no condemnation proceeding pending or, to the knowledge of Seller, threatened, which would preclude or impair the use of any of the Branch Offices as presently being used in the conduct of business of Seller; (ii) Seller has received no notices, oral or written, from any governmental body, that the assessed value of the Real Property has been determined to be greater than that upon which county, township or school tax was paid for the tax year applicable to each such tax and has no knowledge that any such matter is pending; (iii) Seller has received no notices, oral or written, and has no reason to believe, that any governmental body having the power of eminent domain over the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property; and (iv) no claim, demand, suit, Lien, proceeding or litigation of any kind, pending or outstanding, or to Seller’s knowledge, threatened against Seller that would affect or limit Buyer’s use and enjoyment of the Real Property or which would limit or restrict Seller’s right or ability to consummate the transactions contemplated by this Agreement.  Seller has not received any notice of a violation of zoning laws, building or fire codes or other laws, statutes, ordinances, codes or regulations relating to the operation of any of the Branch Offices.  To Seller’s knowledge, the improvements and building systems comprising the Real Property are in all material respects in good operating condition and repair, excluding normal wear and tear.  The Real Property is connected to and serviced by water, solid waste and sewage disposal, storm drainage, telephone, gas and electricity facilities, each of which is, to the knowledge of Seller, in good operating condition, in compliance in all material respects with the requirements of the American with Disabilities Act and is adequate in all material respects for the present use and operation of the Branch Offices.

(b)         Prior to the execution of this Agreement, Seller has provided to Buyer true and complete copies of each of the Banking Office Leases.  Each of the Banking Office Leases is valid, legally binding, in full force and effect and enforceable in accordance with its terms as to the Seller and, to Seller’s knowledge, as to the other party to each such lease. There is not under any of the Banking Office Leases: (A) any default by Seller or, to Seller’s knowledge, any claim of default which with notice or lapse of time, or both, would constitute a default; or (B) any default or claim of default against Seller, or any event of default or event which with notice or lapse of time, or both, would constitute a default. The consummation of the transactions contemplated hereby will not result in a breach or default under any of the Banking Offices Leases.

Section 3.08.   Assets.  In addition to the Real Property, Seller has good and marketable title to all other assets comprising the Assets free and clear of all Liens other than Permitted Exceptions and except for consents required to transfer the Assets, as disclosed in Schedule E, Seller has the right to sell, convey, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in, to and under the Assets.  The Assets necessary to operate the Branch Offices are in good operating condition, in all cases giving consideration to each item’s age and use and subject to ordinary wear, and consist of all of the tangible assets owned or leased by Seller and used by it in the operation of the Branch Offices as of the date hereof, except for the ITMs which are being retained by Seller.  Subject to the foregoing, such Assets will be received by Buyer in “AS IS, WHERE IS,’ CONDITION, WITH NO WARRANTIES OR GUARANTEES BY SELLER AS TO FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTIBILITY OR OTHERWISE, EXCEPT THOSE WARRANTIES CONTAINED IN THIS AGREEMENT AND THE INSTRUMENTS, CERTIFICATES AND OTHER DOCUMENTS TO BE DELIVERED PURSUANT HERETO.

Section 3.09.   Environmental Matters.  Seller has made available to Buyer copies of all environmental reports, testing results and site assessments obtained by Seller or in Seller’s possession regarding the Real Property.  To the best of Seller’s actual knowledge: (i)  no asbestos, petroleum products, or other Hazardous Materials are present on, in, or under the Real Property or any improvements thereon, except for such Hazardous Materials that are present in the ordinary course of business of the Branches and in compliance with applicable Environmental Laws; (ii) the Real Property currently is and has in the past been owned or leased, as applicable, and operated by Seller in compliance with all material applicable Environmental Laws; (iii) there are no underground storage tanks on the Real Property; (iv) there are no liabilities to which Seller is subject with respect to the Real Property, whether accrued, contingent, absolute, determined or otherwise arising under or relating to any Environmental Law; and (v) there are no facts, conditions or situations (including any discharges or releases of Hazardous Materials) which could reasonably be expected to result (individually or collectively) in any material liability arising under applicable Environmental Laws with respect to Seller’s past or present ownership, use or operations of the Real Property.  Seller has not received any written notice, request for information, citation, complaint, summons or order relating to any violation or alleged violation of, or any liability under, any Environmental Law in connection with the Branch Offices.  Except as to the foregoing representations and warranties in this Section 3.07, and notwithstanding any other representations and warranties made by Seller in any other section of this Article 3, Seller makes no representation or warranty of any kind to Buyer or any third party whatsoever, expressed or implied, with respect to any environmental conditions.

“Environmental Laws” shall mean all federal, state or local laws, rules, regulations, codes, or ordinances , and any legal binding judicial or administrative interpretations thereof, including orders, decrees, judgments, rulings, directives or notices of violation, that create duties, obligations or liabilities with respect to (a) the protect or preservation of human health or the environment, or (b) the existence, use, storage, treatment, discharge, release, containment, transportation, generation, manufacture, refinement, handling, production, disposal or management of any Hazardous Materials, or otherwise regulating or providing for the protection of human health or the environment against Hazardous Materials, and further including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Public Health Service Act (42 U.S.C. § 300 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. §§ 201, 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and similar state and local statutes, and all regulations adopted pursuant thereto, each as amended.  “Hazardous Materials” means any substance, chemical, material or waste which is designated or defined (either by inclusion in a list or by reference to a characteristic) as hazardous or toxic, or as a pollutant or contaminant, and that is regulated by any federal, state or local government body, including any chemical, material, substance or waste defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “contaminant,” “toxic waste” or “toxic substance” or other similar terms, and shall include, without limitation, pesticides, petroleum products or byproducts, asbestos, polychlorinated biphenyls and radiation.

Section 3.10.     Litigation.  There is no litigation, claim or other proceeding pending or, to the knowledge of Seller, threatened, against Seller arising out of Seller’s operation of the Branch Offices or the ownership of the Assets that materially affects any of the Assets or Assumed Liabilities or materially affects the ability of Seller to carry out this Agreement or any of the transactions contemplated hereby.  To Seller’s knowledge, there are no facts or circumstances that would reasonably be expected to result in any material claims, obligations or liabilities with respect to the Branch Offices, the Assets or the Assumed Liabilities other than as otherwise disclosed in this Agreement.

Section 3.11.    Validity of Contracts.  Each of the Assumed Contracts constitutes the legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.  Seller is not in default under any of the Assumed Contracts and, to Seller’s knowledge, no other party to any of the Assumed Contracts is in material default thereunder.

Section 3.12.     Community Reinvestment Act.  Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act (12 U.S.C. §§ 2901 et seq.) in the markets served by the Branch Offices, and has no knowledge of any planned or threatened objections by any community group to the transactions contemplated hereby.  Seller was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision.

Section 3.13.     Employee Matters.

(a)         Exhibit 3.13 sets forth a true, complete and accurate list of all employees of Seller at the Branch Offices (the “Employees”) as of the date set forth on such Exhibit, together with their job title, rate of salary or wages, vacation benefits, and any profit sharing, bonus or other form of compensation paid by Seller (other than salary) for the benefit of such person for the year ending December 31, 2018.  Exhibit 3.13 also sets forth the method by which any profit sharing, bonus or other form of compensation is calculated, determined and/or awarded to an Employee.

(b)          Seller is not currently and has not previously been a party to any collective bargaining or other labor union contract applicable to the Employees, Seller is not negotiating a collective bargaining agreement, and, to the knowledge of Seller, there is no present effort or existing proposal to attempt to unionize any group of employees of Seller.  There is no labor dispute, strike or work stoppage against Seller pending or, to the knowledge of Seller, threatened that may interfere with the business operations of the Branch Offices.

Section 3.14.    Records.  The Records of Seller pertaining to the Assets and Assumed Liabilities are correct, accurate and complete in all material respects, and fairly reflect information regarding such Assets and Assumed Liabilities.  Such Records are in compliance in all material respects with all applicable legal requirements.

Section 3.15.    Tax Matters.  Seller has filed all income tax returns and reports related to the Branch Offices, including amendments, which are materially correct, complete and comply in all material respects with all applicable laws and regulations, and has paid all real and personal property taxes and assessments, and all payroll and unemployment taxes, including any related penalties, interest, and deficiencies, that have become due and payable by Seller with respect to the Branch Offices, the Employees, or any of the Assets. Seller has withheld and paid to the appropriate governmental agencies all withholding taxes relating to the payment of wages to the Employees required to be withheld and paid by Seller. Any claims for refunds of taxes which have been paid by Seller shall remain the property of Seller. For all completed tax years, Seller has sent to the designated account holder with respect to the Deposit Liabilities an IRS Form 1099 (or a substitute form permitted by law) relating to the interest, earnings, or dividends paid on the Deposit Liabilities for those periods, to the extent required by law.

Section 3.16.    Insurance.  Seller maintains in full force and effect insurance on the Real Property and the Assets against such risks and losses as are customary for comparable entities engaged in the same business and industry.

Section 3.17.    IRA Documentation.  Seller’s IRA documentation complies in all material respects to the requirements of the Internal Revenue Code and applicable regulations.  Such IRA accounts being assumed by Buyer have been established and maintained in compliance in all material respects with such requirements and regulations.

Section 3.18.    Consents and Approvals.  Except for Governmental Approvals and consents relating to the IRA Accounts, Assumed Contracts and Leases, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Seller’s consummation of the transactions contemplated by this Agreement.

Section 3.19.    Brokerage.  There are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the purchase and assumption transaction contemplated by this Agreement.

Section 3.20.   Regulatory Matters.  There are no pending or, to Seller’s knowledge, threatened disputes, controversies or enforcement actions between Seller and any federal, state or local governmental agency or authority, or investigation or inquiry by any such agency or authority, affecting or relating to the Branch Offices, the Assets or the Assumed Liabilities.

Section 3.21.       Information and Data Security.  There are no pre-existing, existing, or pending incidents that to Seller’s knowledge may constitute a compromise of the administrative, technical or physical security of the Branch Offices, the Assets, or the Assumed Liabilities, whether maintained by in-house information technology or third-party service provider(s).

Section 3.22.   Statements True and Correct.  No representation or warranty by Seller contained in this Agreement (including, without limitation, the Schedules hereto) contains any untrue statement of fact or omits any statement of fact necessary to make the statements herein not materially misleading. To Seller’s knowledge, there is no fact or circumstance involving Seller or its bank holding company (including, without limitation, non-compliance with the Bank Secrecy Act) that would, at the Closing, prevent Seller from consummating the transactions contemplated by this Agreement or that would reasonably be expected to prevent Buyer from obtaining all regulatory approvals necessary for the consummation of the transactions contemplated by this Agreement on terms satisfactory to it.

Article 4.
Representations, Warranties and Covenants of Buyer

Buyer hereby makes the following representations, warranties and covenants:

Section 4.01.     Organization.  Buyer is a state banking corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and has the corporate power to carry on its business and to assume the liabilities being transferred and to effect the transactions contemplated herein.  Buyer is an “insured depository institutions” as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder and Buyer is a member in good standing with the FDIC.

Section 4.02.     Authorization.  All necessary corporate actions have been taken to authorize the execution of this Agreement on Buyer’s behalf by Buyer’s duly authorized officers and the performance by Buyer of its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the duly authorized, legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

Section 4.03.     Non-Contravention.  The execution and delivery of this Agreement by Buyer do not, and, subject to the receipt of all required approvals and consents, including but not limited to regulatory approvals, the consummation of the transaction contemplated by this Agreement will not, constitute a breach or violation of or default under (a) the Articles of Incorporation or Bylaws of Buyer or (b) any law, rule, regulation, judgment, order, governmental permit or license, agreement, indenture, or instrument to which Buyer is a party, or by which it or any of its assets or property is bound, which breach, violation, or default could hinder or delay the Closing or would have a material adverse effect on Buyer.

Section 4.04.     Consents to Transaction.  The consummation of the purchase and assumption transaction contemplated by this Agreement does not require Buyer to obtain the prior consent or approval of any person, other than regulatory approval from the appropriate regulatory authorities.

Section 4.05.     Litigation.  There are no governmental or administrative proceedings or other proceedings, litigation, judgment or claims pending or threatened against Buyer or any of its affiliates affecting the ability of Buyer to carry out this Agreement, or any of the transactions contemplated hereby, or which will materially affect Buyer or its operation of the Branch Offices after the Closing Date.

Section 4.06.     Brokerage.  Except for Janney Montgomery Scott LLC, the fees of which will be paid by Buyer, and any fees that might be incurred by Seller prior to Closing in connection with the extension or modification of the Banking Office Leases, which include the Frankfort Branch, there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the purchase and assumption transaction contemplated by this Agreement.

Section 4.07.     Statements True and Correct.  No representation or warranty by the Buyer contained in this Agreement contains any untrue statement of fact or omits any statement of fact necessary to make the statements herein not materially misleading.

Section 4.08.     Community Reinvestment and Bank Secrecy Acts.  Buyer has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) or the Bank Secrecy Act that would, at the Closing, prevent Buyer from consummating the transactions contemplated by this Agreement or that would reasonably be expected to prevent Buyer from obtaining all Governmental Approvals (as hereinafter defined) necessary for the consummation of the transactions contemplated by this Agreement on terms satisfactory to it.  Buyer was rated “Satisfactory” or “Outstanding” following its most recent CRA examination by the regulatory agency responsible for its supervision.

Section 4.09.     Pro Forma Capital Requirements.  Buyer is and, on a pro forma basis giving effect to the transactions and the financing contemplated by Buyer, will be (a) at least “adequately capitalized”, as defined for purposes of the Federal Deposit Insurance Act and the rules and regulations promulgated thereunder, and (b) in compliance with all capital requirements, standards and ratios required by each regulator with jurisdiction over Buyer, and no such regulator has indicated that it will condition any of the Government Approvals (as hereinafter defined) upon an increase in Buyer’s capital in excess of the amount Buyer has, and will have on the Closing Date, available to it.  Buyer’s ability to consummate the transactions contemplated hereby is not contingent upon raising any equity capital or obtaining specific financing therefor.

Article 5.
Agreements of Seller

Section 5.01.     Business in Ordinary Course.

(a)          Except as may be required to obtain regulatory approvals or as otherwise may be required by any regulatory authority, after the date of this Agreement, Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

(i)
cause or permit any Branch Office to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business consistent with past practices, including any obligations or commitments relating to improvements or purchases of Personal Property;

(ii)	solicit or accept any deposits at rates in excess of those being paid generally at other branches of Seller;

(iii)
enter into any discussion, commitment, agreement, understanding or other arrangement to dispose of, sell, transfer, convey or encumber any of the Assets or the Branch Offices, except pursuant to this Agreement;

(iv)
make any material change in its customary policies for setting rates on Deposits at the Branch Offices, or any material change in its business practices for attracting or retaining deposit relationships with potential or existing customers; provided, however, that this clause shall not prohibit Seller from changing the interest rates offered or paid on Deposits provided such rates are consistent with then prevailing market rates, its other branch offices, or prior business practices regarding the establishment of such rate;

(v)	introduce any new Deposit or Loan products or services at the Branch Offices;

(vi)
undertake any actions which are inconsistent with a program to use all  reasonable efforts to maintain good relations with employees employed at, and customers of, the Branch Offices, unless such actions are required or permitted by this Agreement or required by any regulatory authority; provided however, that Seller shall continue to have the right and ability to terminate, with or without cause, any employees of the Seller assigned to the Branch Office prior to the Closing Date in the ordinary course of business; or

(vii)
incur or agree to incur any obligation or liability that Buyer would be obligated to assume pursuant to this Agreement except liabilities and obligations incurred in the ordinary course of business consistent with past practice.

(b)          Seller shall not, without the prior written consent of Buyer, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Seller contained in Article 3 hereof, if such representations and warranties were given as of the date of such transaction or action.

(c)          Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller, which would not include any changes in conditions that affect the banking industry generally, that has resulted in a Material Adverse Change (as hereinafter defined) in the business, operations, properties, assets, or condition (financial or otherwise) of the Branch Offices.

(d)          On or before the Closing Date, Seller shall remove the ITMs at the Elizabethtown Branch in a workmanlike manner, replace vacuum tubes that existed prior to installation of the ITMs, and repair any damage caused by the removal.

Section 5.02.     Breaches.  Seller shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Buyer and use its commercially reasonable best efforts to prevent or promptly remedy, and indemnify and hold Buyer harmless from, the same.

Section 5.03.     Regulatory Approvals.

(a)        Seller shall use its commercially reasonable efforts to assist Buyer in obtaining the Governmental Approvals (as hereinafter defined).  To the extent permitted by applicable law, Seller shall provide Buyer or the appropriate governmental authorities with all information reasonably required to be submitted by Seller in connection with the Governmental Approvals.

(b)         Seller shall, as soon as is practicable, notify the proper regulatory authorities of its intent to terminate Seller’s operation of the Branch Offices and to consummate the transactions contemplated hereby and thereafter shall (1) comply with the normal and usual requirements imposed by such authorities applicable to effectuate such transactions and (2) use its commercially reasonable best efforts to obtain any required permission of such regulatory authorities to cease operating the Branch Offices upon the Closing.

Section 5.04.     Consents to Assumed Contracts.

(a)         Seller shall use commercially reasonable efforts to obtain all necessary consents with respect to all interests of Seller in the Assumed Contracts (including any Banking Office Lease) which require the consent of another person for their transfer or assumption pursuant to this Agreement, if any.

(b)        Prior to the Closing, Seller will exercise commercially reasonable efforts to amend the Banking Office Lease for the Frankfort Branch to extend its term for up to an available ten (10) additional years (which may include a renewal option with a CPI cost adjustment), which amendment shall be in form and substance acceptable to Buyer, and to obtain any consents required for the assignment of the Banking Office Leases to Buyer at the Closing.  Seller shall promptly notify Buyer if it is unable to effect such an amendment to the Banking Office Lease for the Frankfort Branch prior to the Closing Date, in which event Buyer may elect, within thirty (30) days after it receives such notice, to terminate this Agreement with respect to the Frankfort Branch.

(c)         If Seller is unable to obtain any consent required for the assignment of the Banking Office Lease for the Elizabethtown Branch, Seller will promptly notify Buyer, in which event Buyer may elect, within thirty (30) days after it receives such notice, to terminate this Agreement with respect to the Elizabethtown Branch.

(d)        Seller will promptly notify Buyer if Seller is unable to obtain any consent required for the assignment of the Banking Office Lease for the Owensboro Leased Branch (the “Owensboro Banking Office Lease”) by August 16, 2019, in which event:  (i) the Owensboro Banking Office Lease, and the furniture, fixtures and equipment located at the Owensboro Leased Branch (and associated contracts) (“Excludable Assets”) shall be excluded from the Assets to be purchased and sold pursuant to this Agreement, and Section 1.01 shall be construed accordingly; (ii) Seller will, as soon as practicable (and in any event no later than August 30, 2019), provide notice to the landlord under the Owensboro Banking Office Lease that the term of the Owensboro Banking Office Lease will not be renewed at the end of its current term (October 31, 2019) and provide the regulatory, customer and other notices required to close the Owensboro Leased Branch on the Closing Date, effective at the time of the Closing, or, if later, on the first business day following the expiration of the required 90-day regulatory and customer notice period for the closure of the Owensboro Leased Branch (as applicable, the “Branch Closure Date”); (iii) on the Closing Date, Seller will sell and transfer to Buyer, and Buyer will acquire and purchase, all of the Assets of the Owensboro Leased Branch (including, for the avoidance of doubt, the Records, Loans and Deposits of the Owensboro Leased Branch but excluding the Excludable Assets); (iv) Seller will close the Owensboro Leased Branch on the Branch Closure Date; and (iv) if the Branch Closure Date occurs after the Closing Date then (A) during the period between the Closing and the Branch Closure Date, Seller may continue to operate the Owensboro Leased Branch as required by law and (B) on the Branch Closure Date, Seller shall sell and transfer to Buyer, and Buyer shall acquire and purchase, in accordance with the terms and conditions of this Agreement, any new accounts opened and banking relationship established at the Owensboro Leased Branch during the period between the Closing and the Branch Closure Date (together with any records, documents and agreements relating thereto) that fit within any of the categories of Assets as determined as if the Closing Date was occurring on the Branch Closure Date.

Section 5.05.     Title Commitment and Surveys.  Seller shall provide Buyer, at Buyer’s expense, with a commitment or commitments for title insurance with respect to the Owned Real Property within thirty (30) days after the execution of this Agreement issued by a title insurance company approved by Buyer (the “Title Insurer”).  Such commitment must be reasonably satisfactory to Buyer in form, scope and substance, and must contain the agreement of the Title Insurer to insure good, merchantable and marketable title to the fee simple estate in the Owned Real Property to Buyer.  Buyer requires that a Form 3.1 zoning endorsement be added to the title commitment.  Seller shall furnish any documents reasonably required by the Title Insurer, including a Vendor’s Affidavit to induce the Title Insurer to issue a final policy, with the preprinted standard exceptions deleted for parties in possession and mechanic’s liens.  At Closing, Buyer shall pay for the costs of the title insurance and an insured closing.  The cost of the Form 3.1 zoning endorsement shall be paid by Buyer and any other endorsements requested by Buyer shall be paid for by Buyer.  Any other closing fees charged by the Title Insurer not attributable to the fact that the closing shall be insured, such as recording fees or legal expenses of the Title Insurer, shall be split equally by the parties.  Buyer shall have ten (10) business days after the receipt of both any survey and the commitment for title insurance to object, in writing, to any exceptions or other matters contained therein.  If no objections are made, Buyer shall be deemed to have accepted the status of title.  Buyer and Seller agree that Buyer accepts and waives objections to Permitted Exceptions.  Buyer and Seller hereby acknowledge their mutual understanding that Seller is under no obligation to cause any exceptions or other matter to which Buyer may have objected to be corrected, and if any objections are not cured to Buyer’s satisfaction, Buyer may terminate this Agreement within five (5) business days following Seller advising Buyer in writing that it does not intend to cause any exceptions or other matters to which Buyer may have objected to be corrected.

Section 5.06.     Consummation of Agreement.  Seller shall use its commercially reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the purchase and assumption transaction contemplated by this Agreement in accordance with the terms and provisions hereof.  Seller shall furnish to Buyer in a timely manner all information, data and documents in the possession of Seller requested by Buyer as may be required to obtain any necessary regulatory or other approvals of the purchase and assumption transaction contemplated by this Agreement and shall otherwise cooperate fully with Buyer to carry out the purpose and intent of this Agreement.

Section 5.07.     Access to Information.  Seller shall permit Buyer reasonable access, in a manner which will avoid undue disruption or interference with Seller’s normal operations, to the Branch Offices and shall disclose and make available to Buyer at the main office of Seller all books, documents, papers and records relating to the Branch Offices, its assets, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, material contracts and agreements, loan files, overdraft reports, filings with any regulatory authority, litigation files, and any other business activities or prospects in which Buyer may have a reasonable and legitimate interest in furtherance of the purchase and assumption transaction contemplated by this Agreement.  Buyer will hold any such information in accordance with the provisions of Section 11.01 hereof.

Section 5.08.     Environmental Diligence.  Buyer may obtain, at Buyer’s expense, a Phase I environmental site assessment (“Phase I ESA”) for each or any of the Owned Real Property and/or the Leased Premises within forty-five (45) days following the date of this Agreement.  Buyer shall give to Seller a copy of any report resulting from such Phase I ESA within five (5) days of Buyer’s receipt of such report, unless Seller informs Buyer in writing prior to such delivery that Seller does not wish to receipt a copy of such report.    Further, Buyer shall give Seller written notice within ten (10) days after the date of Buyer’s receipt of any such Phase I ESA report if Buyer reasonably deems the environmental condition of any of the Real Property to be unacceptable based on the findings of such Phase I ESA report, and identifying measures that Buyer reasonably believes to be necessary to cure such condition based on information then available.  Within ten (10) days after Seller’s receipt of any such timely notice from Buyer Seller shall notify Buyer in writing of Seller’s decision whether or not to cure such condition to the reasonable satisfaction of Buyer .  If Seller elects not to cure, Buyer may elect to terminate this Agreement by providing written notice of termination to Seller within five (5) business days of the receipt of Seller’s notice. If Seller elects to cure, Seller shall perform the necessary cure measures within a commercially reasonable period of time and in any event prior to the Closing Date. Buyer’s failure to deliver any notice required hereby on a timely basis shall constitute a waiver of any objections Buyer may have had with respect to the environmental condition of the Real Property.

Section 5.09.    Condemnation Proceedings.  If between the date of this Agreement and Closing the Real Property or any material portion thereof or interest therein shall be taken or condemned as a result of the exercise of the power of eminent domain, or if a governmental body having the power of eminent domain informs Seller or the Buyer that it intends to take or condemn all or a material part of the Real Property then the Buyer may elect, within ten (10) days after it receives notice of such condemnation and the portion of the Real Property to be affected thereby, to either terminate this Agreement in its entirety or terminate this Agreement with respect to the Branch Office located on the Real Property subject to such condemnation or eminent domain.

Article 6.
Agreements of Buyer

Section 6.01.     Regulatory Approvals.  Buyer shall, within 10 business days following the date of this Agreement, prepare and file all applications, as required by law, with the appropriate federal and/or state regulatory authorities for approval to purchase the Assets and assume the liabilities and obligations of Seller being assumed hereunder, to establish a branch at the location of each of the Branch Offices and to effect in all other respects the transactions contemplated hereby (the “Governmental Approvals”).  Buyer agrees to (1) make draft copies of the applications available to Seller and its counsel prior to filing, (2) process the applications in a diligent manner and on a priority basis, (3) request confidential treatment by the appropriate federal and/or state regulatory authorities of any nonpublic information concerning Seller or the Branch Offices submitted in the applications, (4) provide Seller and its counsel promptly with a copy of the applications as filed and all notices, orders, and approval letters with respect thereto, and (5) use its commercially reasonable best efforts to obtain all Governmental Approvals.  Notwithstanding the foregoing sentence, Seller shall not have any right to review, inspect and/or receive copies of any proprietary information submitted by Buyer to any regulatory authority, including, but no limited to, any financial data or analysis prepared by or on behalf of Buyer in relation to such Governmental Approvals.  Buyer and Seller agree to cooperate and each use commercially reasonable best efforts to obtain all consents and approvals of all third parties and to do all things necessary to consummate the transactions contemplated by this Agreement.

Section 6.02.      Breaches.  Buyer shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Seller and use its commercially reasonable best efforts to prevent or promptly remedy the same.

Section 6.03.     Consummation of Agreement.  Buyer shall use its commercially reasonable best efforts to perform and fulfill all conditions and obligations on Buyer’s part to be performed or fulfilled under this Agreement and to effect the purchase and assumption transaction contemplated by this Agreement in accordance with the terms and conditions hereof.

Section 6.04.     Access to Information.  Buyer shall disclose and make available to Seller such information of Buyer in which Seller may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.  Seller will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 11.01 hereof.

Article 7.
Conditions Precedent to the Branch Purchase and Assumption

Section 7.01.    Conditions to Seller’s Obligations.  Seller’s obligations to effect the purchase and assumption transaction contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller) prior to or on the Closing Date of the following conditions:

(a)          The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

(b)          Buyer shall have performed and complied in all material respects with all of its obligations, covenants and agreements required to be performed prior to the Closing Date under this Agreement;

(c)          No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement shall be in effect nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal;

(d)        All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the purchase and assumption transaction contemplated by this Agreement shall have been obtained in a manner and form reasonably satisfactory to Seller, and all waiting periods required by law shall have expired;

(e)          Seller shall have received all documents required to be received from Buyer on or prior to the Closing Date, all in form and substance reasonably satisfactory to Seller; and

(f)          Buyer shall have accepted status of title as reflected in the commitment(s) for title insurance (as such commitment(s) may have been modified) delivered by Seller pursuant to Section 5.05 hereof.

Section 7.02.    Conditions to Buyer’s Obligations.  Buyer’s obligations to effect the purchase and assumption transaction contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) prior to or on the Closing Date of the following conditions:

(a)         The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

(b)          Seller shall have performed and complied in all material respects with all of its obligations, covenants and agreements required to be performed prior to the Closing Date under this Agreement;

(c)          Seller has, to Buyer’s reasonable satisfaction, cooperated and assisted with arrangements and preparations for the conversion of data and services in the manner provided in Schedule H;

(d)          No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal;

(e)         All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the purchase and assumption transaction contemplated by this Agreement shall have been obtained in a manner and form and on terms and conditions reasonably satisfactory to Buyer, and all waiting periods required by law shall have expired;

(f)          Buyer shall have received all documents required to be received from Seller on or prior to the Closing Date, all in form and substance reasonably satisfactory to Buyer;

(g)          Buyer shall have accepted status of title as reflected in the commitment(s) for title insurance delivered by Seller pursuant to Section 5.05 hereof;

(h)          Buyer shall not have elected to terminate this Agreement pursuant to Section 5.08 hereof; and

(i)           There shall not have been a Material Adverse Change in the business, operations, properties, assets or condition (financial or otherwise) of the Branch Offices.  For purposes herein, a “Material Adverse Change” shall mean, with respect to the Branch Offices, any effect, change, condition or development that individually or in the aggregate is material and adverse to the business, operations, properties, assets or condition (financial or otherwise) of the Branch Offices; provided, however, that changes or developments in general economic conditions and/or conditions or legal or regulatory requirements that affect the banking industry generally shall not constitute a “Material Adverse Change.”

Article 8.
Termination or Abandonment

Section 8.01.     Mutual Agreement.  This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date.

Section 8.02.     Breach of Representations or Agreements.  In the event that there is a material breach in any of the representations and warranties, covenants or agreements of Seller or Buyer, which breach is not cured within 30 days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party may terminate and cancel this Agreement by providing written notice of such action to the other party.

Section 8.03.    Approval Denial.  If any regulatory application filed pursuant to Section 6.01 hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information from, or undertakings by, the applicant, as a condition for approval, shall not be deemed to be a denial or disapproval so long as the applicant diligently provides the requested information or agrees to the requested undertaking.  If any regulatory agency requests that an application be withdrawn and the applicant, in consultation with the other party to this Agreement, is unable to resolve the concern or objections of such agency, the applicant shall be deemed to have failed to obtain regulatory approval.  In the event an application is denied but is subject to an appeal, petition for review, or similar such act on the part of the applicant (hereinafter referred to as the “appeal”) then the application will be deemed denied unless the applicant and the other party to this Agreement agree in writing to appeal the denial and the applicant prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval, provided, however, that either party shall have the right, at its election, to terminate this Agreement if such appeal remains unresolved for a period exceeding 60 days.

Section 8.04.    Automatic Termination.  If the Closing Date does not occur on or prior to a date within 180 days after the date of the Agreement, then this Agreement shall thereupon be terminated; provided, such 180-day period may be extended by Buyer and Seller by mutual written agreement on or prior to the date this agreement would otherwise terminate.

Section 8.05.    Termination as to Branch Office.   In the event Buyer exercises its rights under this Agreement to terminate this Agreement as to the Frankfort or Elizabethtown Branch Office (referred to herein as an “Excluded Branch Office”), this Agreement shall be construed and applied as if all references to the Excluded Branch Office had been stricken from this Agreement.

Article 9.
Transitional and Post-Closing Matters

Section 9.01.    Transition.  From and after the date of this Agreement, Seller and Buyer agree to fully cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information which are being purchased and assumed by Buyer pursuant to the terms hereof.  In furtherance thereof, Seller and Buyer agree to abide by and implement the Transition and Conversion Plan set forth in Schedule H.

(a)         Buyer and Seller agree to fully cooperate with and assist one another to develop and thereafter implement a supplemental transition and conversion plan for the Branch-related Credit Card Accounts consistent with Schedule H.  To the extent such a plan, mutually agreeable to the Buyer and Seller, for the conveyance of the Branch-related Credit Card Accounts at a value equal to their outstanding principal plus accrued interest less the fair value of cashback and reward points earned as of the Closing, and for which Buyer will be responsible after the Closing, is not finalized within sixty (60) days following the date of this Agreement, Buyer or Seller will have the right to exclude from the Loans to be purchased and sold hereunder, in which event the Branch-related Credit Card Accounts will be retained by Seller at the Closing.  The parties acknowledge that the holders of the Branch-related Credit Card Accounts are entitled to the benefit of any cashback or reward points outstanding at Closing under the Branch-related Credit Card Accounts.

(b)         If the Owensboro Banking Office Lease is excluded from the Assets to be purchased and sold hereunder pursuant to Section 5.04(d) and the Branch Closure Date is to occur after the Closing Date, Buyer and Seller agree to fully cooperate with and assist one another to develop and thereafter implement a supplemental transition plan consistent with Schedule H for the operation and closing of the Owensboro Leased Branch in accordance with Section 5.04(d).

Section 9.02.    Notification to Branch Office Customers.

(a)          Not later than five (5) business days after the date of this Agreement, Buyer and Seller shall mutually agree upon (i) a calendar for all customer notifications to be sent pursuant to and in accordance with this Section and (ii) the mailing file requirements of Buyer in connection with such customer notifications.

(b)          Not later than thirty (30) calendar days nor earlier than one hundred twenty (120) calendar days prior to the Closing Date (except as otherwise required by applicable law):

(i)
Buyer shall, together with Seller, as soon as practicable after the execution and delivery of this Agreement, prepare and mail to each depositor whose Deposit is to be assumed by Buyer, a letter, in form and substance mutually satisfactory to the parties, informing such depositor of the nature of such transaction and the continuing availability of services to be provided by the Buyer in the applicable Branch Office after the Closing Date.  The out-of-pocket cost of the mailings required by this subsection (i) shall be borne by Buyer.

(ii)
Buyer, at its own cost and expense, cause to be printed deposit tickets, checks, withdrawal orders and all other requisite banking transactional forms for each account which constitutes a Deposit and mail such deposit tickets, checks, withdrawal orders and other forms to each customer having such an account so as to be received by such customer on or about the Closing Date, each such document to be encoded with Buyer’s identification numbers and to be accompanied by Buyer’s letter, in form and substance reasonably satisfactory to Seller, advising that, from and after the Closing Date, such newly issued deposit tickets, checks, withdrawal orders and other forms are to be used instead of the corresponding existing documents of Seller with respect to the customer’s Deposit account maintained at the applicable Branch Office, and that any such existing documents of Seller are to be destroyed.  The out-of-pocket cost of the mailings required by subsection (b) shall be borne by Buyer.

(iii)
Buyer and Seller shall take any other actions required by law or regulation or by any court or regulatory authority to notify customers or depositors of the Branch Offices or residents of the communities in which the Branch Offices are located of the transfers and assumptions occurring pursuant to this Agreement.  No communications by Buyer, and no communications by Seller outside the ordinary course of business, to any customers or depositors of the Branch Offices as such shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing, not to be unreasonably withheld, conditioned or delayed in the case of communications compliant with applicable law.

(iv)
Following the giving of any notice described in subsections (b)(i) and (b)(ii) above, Buyer and Seller shall deliver to each new customer at any of the Branch Offices such notice or notices as may be reasonably necessary to notify such new customers of Buyer’s pending assumption of Deposit accounts and acquisition of Loans and to comply with applicable law.

A party proposing to send or publish any notice or communication pursuant to this Section 9.02(b) shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) business days in advance of the proposed date of mailing, posting, or other dissemination of such form to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with   applicable law. Seller shall have the right to add customer transition information to any customer notifications to be sent by Buyer pursuant to this Section and such information may, at Seller’s option, be included either directly in Buyer’s notification or in an additional insert that shall accompany the applicable Buyer notification. Any customer notifications sent by Buyer pursuant to this Section shall only include the last four digits of any account number of Seller or other masking technique mutually agreed upon by the parties. All costs and expenses of any notice or communication sent or published by Buyer or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Buyer exclusive of any such mailing as required by Section 9.02(b)(i). As soon as reasonably practicable after the date hereof, Seller shall provide to Buyer a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of a recent date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Buyer from time to time. No communications by Buyer, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees as such shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing, not to be unreasonably withheld, conditioned or delayed in the case of communications compliant with applicable law.

(c)          Following the giving of any notice described in Section 9.02(b), Buyer and Seller shall deliver to each new customer at any of the Branch Offices such notice or notices as may be reasonably necessary to notify such new customers of Buyer’s pending assumption of liability for the Deposits and to comply with applicable law.

(d)          Neither Buyer nor Seller shall object to the use, by depositors of the Deposits, of payment orders or cashier’s checks issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller.

(e)          Buyer shall notify Deposit account customers and Loan account customers that, upon the expiration of a post-Closing processing period, which shall be one hundred eighty (180) calendar days after the Closing Date, any items that are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Loan account customers in accordance with this Section.

Section 9.03.    Payment of Instruments.  Following the Closing, Buyer agrees to pay in accordance with law all checks, drafts, and withdrawal orders which are properly drawn by depositors with respect to the Deposits assumed by Buyer, which are duly endorsed (or for which necessary endorsements are deemed supplied by applicable law) and otherwise properly payable, in light of credit balances and overdraft privileges, if any, applicable to such depositors, and presented to Buyer by mail, over its counters, or through the check-clearing system of the banking industry, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of the Seller with respect to the balances due and owing to the depositors whose Deposits are assumed by Buyer.

Section 9.04.   Statements.  Seller shall issue statements to its customers which include all transactions with respect to the Deposits, and other accounts as mutually agreed to by the parties,  through the close of business on the Closing Date, and Buyer shall issue statements for all transactions with respect to the Deposits thereafter.

Section 9.05.       Limited Correspondent.  Seller shall act as Buyer’s limited correspondent for the processing of checks, drafts and withdrawal orders drawn before or after the Closing on the draft, check or withdrawal order forms provided by Seller on Deposits assumed by Buyer hereunder, and Buyer will honor and pay all such checks, drafts and withdrawal orders if duly endorsed and to the extent that the credit balances or overdraft privileges of the drawers or makers permit; provided, that Seller shall present all such checks, drafts and withdrawal orders to the Buyer within one (1) business day after such checks, drafts or withdrawals are received by Seller in X.937 file format, or other format compatible with Buyer’s core data processing system, or in another method mutually agreed upon by the parities for ninety (90) calendar days from the Closing Date.

Section 9.06.   Uncollected Items.  Buyer shall pay to Seller, not later than two (2) business days after demand, the amount of all uncollected items included in the Deposits on the Closing Date which are returned to Seller after the Closing Date as uncollected; provided, that Seller shall, upon Buyer’s making such payment, deliver each such item to Buyer and shall assign to Buyer any and all rights which Seller may have or obtain in connection with such returned items.

Section 9.07.   Loans and Deposits.  For a period of 90 calendar days after the Closing Date, Seller will forward to Buyer as soon as reasonably possible any loan payments received by Seller made with respect to Loans purchased by Buyer.  Buyer shall reimburse Seller upon demand for checks returned on payments forwarded by Seller to Buyer.  If the balance due on any Loan purchased pursuant to Section 1.01(d) has been reduced by Seller as a result of a payment by check received prior to the Closing Date, which item is returned after the Closing Date, the Acquisition Value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand.

Section 9.08.   Noncompetition/Nonsolicitation.

(a)        During the period beginning on the Closing Date and ending on the three year anniversary of the Closing Date (the “Restricted Period”), Seller will not, without Buyer’s consent, open a banking, loan production or other office or maintain or establish an automated teller machine or ITM for the purpose of offering or providing banking or related services to the public or otherwise compete with Buyer in the Kentucky county in which the Branch Offices are located (as so defined, collectively, the “Branch Market”).  Notwithstanding the foregoing, the following shall not be considered activities prohibited by or a breach of this Section 9.08(a):  (i) the offering and providing of nontraditional products by Seller’s nontraditional business segment, Republic Processing Group, (ii) non-targeted online marketing of banking or related services to the general public, (iii) the marketing and provision of products and services directly to any customer of the Branch Offices as of the Closing Date who remains a customer of Seller and does not become a customer of Buyer upon the consummation of the transactions contemplated by this Agreement, and (iv) if the Owensboro Banking Office Lease is excluded from the Assets to be purchased and sold hereunder in accordance with this Section 5.04(d) and the Branch Closure Date occurs after the Closing Date, the operation of the Owensboro Leased Branch during the period between the Closing Date and the Branch Closure Date in accordance with Section 5.04(d).

(b)         During the Restricted Period, neither Seller nor its affiliates, subsidiaries, successors or assigns (i) will solicit customers whose deposits or loans are assumed or acquired by Buyer hereunder to provide banking services to such customers, or (ii) advertise or market such services through advertisements or marketing efforts primarily directed to or primarily targeting such customers or the Branch Market.  Notwithstanding anything in this Agreement to the contrary, the following shall not be considered activities prohibited by or a breach of this Section 9.08(b): (A) solicitations of customers who remain customers of Seller following the Closing by reason of another deposit, loan, trust, credit card, debit card, or other relationship maintained by the customer at another office of Seller except that the foregoing exception shall not permit Seller to solicit deposit liabilities from customers whose Deposit Liabilities have been assumed by Buyer hereunder, (B) any general mass mailing or other similar communication made by Seller which is not mailed to any location inside the Branch Market and does not specifically target customers of the Branch Offices or the Branch Market, and (C) newspaper, television, radio or similar advertisements of a general nature that do not specifically target customers of the Branch Offices or the Branch Market.  Buyer acknowledges and agrees that nothing contained herein shall be construed to limit Seller’s ability to continue to service, maintain and administer any account of such customers at Seller or to open any new account at a customer’s unsolicited request.

(c)         During the Restricted Period, Seller shall not seek to employ any employee of Seller at any of the Branch Offices who becomes an employee of Buyer upon consummation of the transactions contemplated by this Agreement unless and until such employee’s employment is terminated by Buyer.  Provided, however, that if Mason Richardson seeks employment with Seller other than in a Branch Market, Seller may offer him employment outside of the Branch Market.

Section 9.09.   Access to Records.  Seller and Buyer mutually agree to maintain all records and other documents relating to the Assets and Assumed Liabilities for such periods as provided in Seller and Buyer’s respective record retention policies and required by applicable law, and to permit the other party to examine, inspect, copy and reproduce such records and other documents relating to such Assets and Assumed Liabilities as may be reasonably requested by such party at no cost to the other; provided, however, that neither party shall permit the other to inspect any files or records that would be a violation of law.  Without limiting the generality of the foregoing, Seller will provide Buyer access to historical check images and access to historical data from its core data processing system for at least 12 months following Closing Date.

Section 9.10.    Information Reporting.  Unless otherwise mutually agreed upon by the parties, with respect to the Loans and Deposits purchased and assumed by Buyer pursuant to this Agreement, Seller shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by law) all interest paid or earned by the customer prior to and including the Closing Date, and Buyer shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by law) all interest paid or earned by the customer after the Closing Date.

Section 9.11.     Employment Matters.

(a)        Seller will terminate the employment of the Transferred Employees (as hereafter defined) effective as of the Closing Date.  Buyer shall use reasonable efforts to determine which additional Employees at the Branch Offices it will be offering employment opportunities on an at-will basis as soon as practicable after the date hereof, and will promptly thereafter notify Seller as to the names of such Employees (such Employees  as so identified being referred to as the “Transferred Employees”), as well as the proposed positions or title and proposed compensation arrangements of all Transferred Employees.  Thereafter, and at least 30 days prior to the Closing Date, Buyer shall offer employment to each Transferred Employee, which employment shall be effective no earlier than the Closing Date, subject to satisfactory background checks.  At the next regularly scheduled payroll date after the Closing Date, Seller shall pay each Transferred Employee who is hired by, and commences work for, Buyer compensation earned through the Closing Date in the ordinary course of business.  Buyer shall have no liability or obligation whatsoever to employees of Seller relating to their employment by Seller whether or not they become employees of Buyer, or for any taxes relating thereto provided however Buyer will give the Transferred Employees credit for the amount of unused paid-time-off to which the Transferred Employees would be entitled as of the Closing Date were they to remain employees of Seller.

(b)         Each full time employee of Seller who becomes a full time employee of Buyer immediately following the Closing Date (a “Newly Hired Employee”) shall receive credit for his or her past service with Seller for purposes of eligibility, vesting and accrual of benefits under all of the employee benefit plans of Buyer that are uniformly provided on a nondiscriminatory basis to the full time employees of Buyer, except (i) there shall be no accrual of benefit under any defined benefit plan of Buyer, and (ii) there shall be no credit during calendar year 2019 for vacation time or sick days prior to the date of employment by Buyer of a Newly Hired Employee.  Newly Hired Employees will not be subject to any waiting period under the health and welfare plans of Buyer and Buyer shall use its reasonable best efforts to cause its health insurance carrier to cover any pre-existing condition of a Newly Hired Employee that was covered under Seller’s health insurance plan.

(c)          Seller shall be solely and entirely responsible:

(i)
for timely giving any required notices to Employees (including any Transferred Employees) under the Worker Adjustment and Retraining Notification Act that may be required as a result of this Agreement; and

(ii)
for timely giving any notice, and for making any extension or continuation of health care coverage to Transferred Employees and to their dependents and former dependents that may be required pursuant to Section 4980B of the Internal Revenue Code and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act (“COBRA”) as a result of this Agreement.

(d)         At times mutually agreeable to Seller and Buyer, Seller shall take reasonable steps to make the Transferred Employees available for training by Buyer, in the company of Seller designated personnel, as to Buyer’s systems and products, so long as such training does not interfere with Seller’s normal business operations.  All costs of such training, including any overtime costs incidental to such training, shall be borne by Buyer.

Section 9.12.   Further Assurances.  After the Closing, Seller shall execute and deliver to Buyer (or cause to be executed and delivered to Buyer) such additional instruments of conveyance and transfer and take such other and further actions as Buyer may reasonably request more effectively to convey, transfer to and vest in Buyer, and to put Buyer in possession and operating control of, all or any part of the Assets and, in the case of Assets consisting of contracts and rights, if any, which cannot be transferred effectively without the consent of third parties which consent is unobtainable, to use its commercially reasonable best efforts to secure Buyer the benefits thereof.  As and to the extent the parties shall have failed to obtain any consent to the assumption of any Assumed Contract, Seller and Buyer shall continue to cooperate with each other and use their commercially reasonable best efforts to obtain from such person or persons the consents or approvals (or effective waivers thereof).

Section 9.13.    Damage or Destruction; Insurance.

(a)         If any of the Real Property or Personal Property shall be destroyed or materially damaged by fire, wind, water or other casualty prior to the close of business on the Closing Date and shall not have insurance coverage which in the reasonable determination of Buyer is sufficient to repair or replace such Real Property or Personal Property, Buyer shall have the right to terminate this Agreement with regard to the applicable Real Property or Personal Property or to accept the affected Real Property or Personal Property as destroyed or damaged, together with any rights of Seller to receive insurance proceeds with respect to such destroyed or damaged Real Property or Personal Property.  In addition, if any damage to or destruction of the Real Property and Personal Property to any Branch Office exceeds 10% of the Acquisition Value of all Real Property and Personal Property attributed to such Branch Office, Buyer shall have the right to terminate this Agreement with regard to such Branch Office.

(b)         Not later than sixty (60) calendar days following the Closing Date, Seller shall discontinue all casualty, liability and other insurance coverage maintained with respect to the Branch Offices and the Assets.  Buyer shall be solely responsible for all losses and liability claims whatsoever relating to the Branch Offices and the Assets arising with respect to activities which take place following the close of business on the Closing Date.

(c)         As of the close of business on the Closing Date, Seller shall discontinue providing any security for persons and property at the Branch Office.  Buyer shall be solely responsible and liable for all liabilities and claims arising out of injury or damage to persons, property or assets occurring on or at the Branch Office following the close of business on the Closing Date.

Section 9.14.    Future Filings and Recordings.  Following the Closing, Buyer shall, at its sole cost and expense, promptly make all filings and recordings with and otherwise take all other actions with respect to all governmental agencies or authorities and recorder’s offices required by law or as Buyer may deem necessary or advisable to reflect its purchase of the Assets and assumption of the Assumed Liabilities and to reflect Buyer as the holder of all promissory notes and the secured party with respect to all liens, security interests, mortgages, certificates of title and other loan documents relating to the Loans.

Article 10.
Indemnification

Section 10.01.   Indemnification of Buyer.  Subject to Section 10.06, Seller hereby agrees to indemnify, defend, and hold harmless Buyer and its officers, directors, employees, agents and other representatives from and against any and all liabilities, penalties, damages, losses, claims, costs, and expenses (including reasonable attorneys’ fees and expenses for the defense of any claim which, if proved, would give rise to an obligation of indemnity hereunder, whether or not such claim may be ultimately proved) arising out of or resulting directly or indirectly from (a) any misrepresentation or breach of any representation or warranty by Seller in this Agreement; (b) failure of Seller to fully pay or satisfy or cause to be paid or satisfied any liabilities that are not Assumed Liabilities; (c) breach of any obligations or covenants on the part of Seller under this Agreement; (d) the ownership, operation and conduct of the business of the Branch Offices or Assets on or prior to the Closing Date, including any violation of laws occurring or alleged to have occurred on or prior to the Closing Date; and (e) any Excluded Liabilities.

Section 10.02.   Indemnification of Seller.  Subject to Section 10.06, Buyer hereby agrees to indemnify, defend, and hold harmless Seller and its officers, directors, employees, agents and other representatives from and against any and all liabilities, penalties, damages, losses, claims, costs, and expenses (including reasonable attorneys’ fees and expenses for the defense of any claim which, if proved, would give rise to an obligation of indemnity hereunder, whether or not such claim may be ultimately proved) arising out of or resulting directly or indirectly from (a) any misrepresentation or breach of any representation or warranty by Buyer in this Agreement; (b) failure of Buyer to fully pay or satisfy or cause to be paid or satisfied any of the Assumed Liabilities after the Closing Date; (c) breach of any obligations or covenants on the part of Buyer under this Agreement; and (d) the ownership, operation and conduct of the business of the Branch Offices subsequent to the Closing Date, including any violation of laws occurring or alleged to have occurred subsequent to the Closing Date.

Section 10.03.   Responsibility for Defense.  Within thirty (30) days after receipt of any notice of a claim made under Section 10.01 or Section 10.02 hereof, but not less than five (5) business days prior to the time the indemnifying party is required to respond to a claim, the indemnifying party will, by giving written notice to the indemnified party, have the right to assume responsibility for the defense of the claim in the name of the indemnified party or otherwise as the indemnifying party may elect; provided that the indemnifying party also acknowledges in writing its responsibility to indemnify the indemnified party with respect to such claim; and provided further that failure of the indemnifying party to exercise its right to assume responsibility for the defense of any claim shall not restrict the ability of the indemnified party from subsequently joining such indemnifying party as a party in any litigation respecting such claim. In such event, the indemnified party shall have the right to defend the claim and shall be automatically deemed to have reserved all of its rights against the indemnifying party, including the right to seek reimbursement for the indemnified party’s reasonable attorneys’ fees and costs of defense. If an indemnifying party has undertaken responsibility for the defense of a claim, the indemnified party shall nonetheless have the right to participate, at its own expense and with its own counsel, in the defense of a claim and the indemnifying party will consult with the indemnified party from time to time on matters relating to the defense of such claim and will provide such information and assistance as the parties deem reasonably necessary to defend the claim. The indemnifying party will provide the indemnified party with copies of all pleadings and correspondence relating to such claim and will keep the indemnified party apprised of proposed adjustment, compromises and settlements. Notwithstanding anything herein to the contrary, the indemnifying party shall not be entitled to compromise or settle any such action without the prior written consent of the indemnified party, unless the settlement is for payment of money only and without an admission of liability on the part of the indemnified party.

Section 10.04.   Payment of Fees and Expenses.  If a party shall be entitled under this Article 10 to indemnification for fees and expenses, the indemnified party shall be entitled to current reimbursement thereof by the indemnifying party upon the submission to the indemnifying party of a request for reimbursement setting forth in reasonable detail such fees and expenses to be reimbursed.

Section 10.05.   Sole Remedy.  Except for the parties’ rights to specific performance and injunctive relief, the indemnification rights set forth in this Agreement constitute the parties’ sole remedy following Closing for the failure of any warranty or representation contained in this Agreement to be true and correct, or breach of any covenant or agreement in this Agreement, in the absence of actual fraud.

Section 10.06.   Limitation.  Notwithstanding any other provisions of this Agreement, except in the case of actual fraud by Seller, any claim for indemnification hereunder, other than a claim arising out of a breach of a covenant to be performed after the Closing, must be asserted, if at all, during the period commencing on the Closing Date and ending twenty-four months following the Closing Date, provided, however, that the foregoing limitation shall not apply to Buyer’s obligations with respect to the Assumed Liabilities or to Seller’s obligations with respect to any liabilities not assumed by Buyer hereunder.

Article 11.
General

Section 11.01.   Confidential Information.  The parties acknowledge the confidential and proprietary nature of the “Information” (as herein described) that has heretofore been exchanged and that will be received from each other hereunder and agree to hold and keep, and to instruct their respective agents, representatives, shareholders, affiliates, employees and consultants to hold and keep, such Information confidential.  Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party and any other nonpublic information of a party that may be provided to the other, irrespective of the form of the communications, by such party’s employees or agents in connection with this Agreement and the transactions contemplated hereby.  Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement.  The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating and/or performing this transaction.  The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party’s business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.  The parties agree that all Information pertaining to the Branch Offices and the Assets shall be and become, and be treated hereunder as, Information of Buyer from and after the Closing.

Section 11.02.   Publicity.  Buyer and Seller shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the transaction contemplated herein and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which latter event the parties shall consult with each other regarding and in advance of such responsive public disclosure.

Section 11.03.    Return of Documents.  Upon termination of this Agreement without the purchase and assumption transaction contemplated by this Agreement becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party, and, except as may otherwise be required by law or to protect the interests of either party, (ii) will not retain any copies, extracts or other reproductions in whole or in part of such information, and (iii) will destroy all memoranda, notes and other writings prepared by either party based on the Information.

Section 11.04.    Notices.  Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by email or any other means, addressed (in any case) as follows:

if to Seller:			Republic Bank & Trust Company
601 West Market Street
Louisville, Kentucky 40202
Attention: General Counsel
Facsimile: (502) 498-1052
Email: cames@republicbank.com

		With a copy to:	Frost Brown Todd LLC
400 West Market Street, Suite 3200
Louisville Kentucky 40404
Attention: R James Straus
Facsimile: (502) 581-1087
Email: jstraus@fbtlaw.com
Attention: Nancy Presnell
Facsimile: (502) 581-1087
Email: npresnell@fbtlaw.com

	(a)	if to Buyer:	Limestone Bank, Inc.
2500 Eastpoint Parkway
Louisville Kentucky 40223
Attention: General Counsel
Email: srenner@limestonebank.com

		With copy to:	Wyatt, Tarrant & Combs, LLP
500 W. Jefferson Street, Suite 2800
Louisville, Kentucky 40202
Attention: Cynthia W. Young
Facsimile: (502) 589-0309
Email: cyoung@wyattfirm.com

or to such other address as any party may from time to time designate by notice to the others.

Section 11.05.    Expenses.  Except as otherwise specifically provided herein, Seller and Buyer each shall pay all of their own out-of-pocket expenses incurred in connection with this Agreement, including, without limitation, appraisals, accounting and legal fees, and data processing charges, if any, whether or not the purchase and assumption transaction contemplated by this Agreement is consummated.  The cost of the title insurance policy or policies (including the related commitment(s)) described in Section 5.05 hereof shall be paid by Buyer (except as otherwise provided in Section 5.05), and all documentary stamps or similar transfer fees and recording costs with respect to the Real Property, and all sales taxes (if any) with respect to the Personal Property shall be paid by Buyer.

Section 11.06.    Liabilities.  In the event that this Agreement is terminated pursuant to the provisions of Article 8 hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 8.02 hereof on account of a willful breach of any of the representations and warranties set forth herein, or any willful or intentional breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover its damages from the breaching party.

Section 11.07.     Survival of Representations and Warranties; Risk of Loss.  The representations, warranties, covenants and conditions set out in this Agreement will survive the Closing, provided that the representations and warranties contained in Article 3 and Article 4 shall not survive beyond twenty-four (24) months after the Closing Date.

Notwithstanding anything contained in this Agreement, the risk of loss, damage or destruction to the Assets to be transferred to Buyer pursuant hereto from fire or other casualty or cause shall be borne by Seller at all times up to the close of business on the Closing Date, and shall be borne by Buyer thereafter.

Section 11.08.     Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof, including, without limitation, that certain Mutual Nondisclosure Agreement between the parties dated April 9, 2019, which is hereby terminated.

Section 11.09.     Headings and Captions.  The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 11.10.     Waiver, Amendment or Modification.  The conditions of this Agreement that may be waived may be waived only by written instrument duly executed by the party for which the condition(s) is intended to benefit.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to insist upon performance of the same.  This Agreement may not be amended or modified except by a written instrument duly executed by the parties hereto.

Section 11.11.     Rules of Construction.  Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; and (c) words in the singular may include the plural and in the plural include the singular.

Section 11.12.    Counterparts.  This Agreement may be executed in two or more counterparts and delivered by facsimile or other means of electronic communication, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 11.13.     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  There shall be no third-party beneficiaries hereof.

Section 11.14.    Governing Law; Assignment.  This Agreement shall be governed by the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.  Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that following the Closing a party may assign such rights (but shall retain such obligations) to a successor of substantially all of its business, without the consent of the other party.  Buyer shall have the right to assign its right to acquire any Loans representing and comprised of Branch-related Credit Card Accounts, and any Assets specifically pertaining thereto, to a vendor of Buyer.

Section 11.15.     Liens; Permitted Exceptions.

(a)          The term “Liens” shall mean all mortgages, claims, charges, liens, encumbrances, easements, governmental laws, rules and regulations, limitations, restrictions, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority.

(b)          The term “Permitted Exceptions” shall mean liens for taxes not yet due and payable, and conveyances and, in the case of Real Property, any other exceptions, restrictions, easements, rights of way and encumbrances customarily found with respect to commercial property and which do not materially and adversely affect the value or present use of the Real Property.

Section 11.16.     Time of Essence.  The parties hereto agree that time is of the essence with respect to the performance of the obligations hereunder.

[signature page and schedules and exhibits follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:

REPUBLIC BANK & TRUST COMPANY

By:	/s/ Kevin Sipes
Kevin Sipes, Executive Vice President and CFO

BUYER:

LIMESTONE BANK, INC.

By:	/s/ John T. Taylor
John T. Taylor, President and Chief Executive Officer

Exhibit 1

ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT (this “Assignment and Assumption”) is dated this __ day of __________, 2019, by and between REPUBLIC BANK & TRUST COMPANY, a Kentucky banking corporation (“Seller”), and LIMESTONE BANK, INC., a Kentucky banking corporation (“Buyer”).  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into a Branch Purchase and Assumption Agreement, dated as of July 24, 2019 (the “Agreement”), which provides for the assignment by Seller of all of its rights and interest in and to certain deposit accounts related to and maintained at the Branch Offices, and the assumption by Buyer of such deposit accounts, all as set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by Seller and Buyer, effective as of the close of business on the date of this Assignment and Assumption, Seller hereby assigns, transfers and sets over to Buyer all of Seller’s rights and interest in and to, and Buyer does hereby assume all of Seller’s liabilities and obligations with respect to, all Deposit Liabilities (as such term is defined in the Agreement).

This Assignment and Assumption shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment and Assumption, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.

This Assignment and Assumption may be executed in any number of counterparts and delivered by facsimile or other means of electronic communication (including by PDF and e-mail), each of which shall be deemed an original and all of which, taken together, shall constitute a single instrument.

[End of Text; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first written above.

“Seller”:

REPUBLIC BANK & TRUST COMPANY

By:
Steven T. Trager, Chief Executive Officer

“Buyer”:

LIMESTONE BANK, INC.

By:
John T. Taylor, President and Chief Executive Officer

Signature Page to Assignment and Assumption of Deposit Liabilities Agreement

Exhibit 2

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT (this “Assignment and Assumption”) is dated this __ day of ______________, 2019, by and between REPUBLIC BANK & TRUST COMPANY, a Kentucky banking corporation (“Seller”), and LIMESTONE BANK, INC., a Kentucky banking corporation (“Buyer”).  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).
W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into a Branch Purchase and Assumption Agreement, dated as of July 24, 2019 (the “Agreement”), which provides for the assignment by Seller of all of its rights and interest in and to certain contracts related to and maintained at the Branch Offices, and the assumption by Buyer of such contract liabilities and obligations, all as set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by Seller and Buyer, effective as of the close of business on the date of this Assignment and Assumption, Seller hereby assigns, transfers and sets over to Buyer all of Seller’s rights and interest in and to, and Buyer does hereby accept and assume all of Seller’s liabilities and obligations arising after the date of this Assignment and Assumption with respect to, the following:

(a)  The Assumed Contracts; and

(b)  All safe deposit contracts and leases for the safe deposit boxes constituting part of the Safe Deposit Box Business.

This Assignment and Assumption shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

At the reasonable request of Buyer, Seller shall (without additional compensation) execute and deliver, and shall cause to be executed and delivered, such additional instruments of transfer, conveyance, assignment and confirmation, and shall take such actions as Buyer may reasonably deem necessary in order to effectively transfer, convey, assign, and deliver to Buyer all of Seller’s right, title and interest in the Assumed Contracts.

This Assignment and Assumption, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.

This Assignment and Assumption may be executed in any number of counterparts and delivered by facsimile or other means of electronic transmission (including by PDF and e-mail), each of which shall be deemed an original and all of which, taken together, shall constitute a single instrument.

[End of Text; Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first written above.

“Seller”:

REPUBLIC BANK & TRUST COMPANY

By:
Steven T. Trager, Chief Executive Officer

“Buyer”:

LIMESTONE BANK, INC.

By:
John T. Taylor, President and Chief Executive Officer

Signature Page to Assignment and Assumption of Contracts Agreement

Exhibit 3

BILL OF SALE

This BILL OF SALE is dated this __ day of ______________, 2019, by and between REPUBLIC BANK & TRUST COMPANY, a Kentucky banking corporation (“Seller”), and LIMESTONE BANK, INC., a Kentucky banking corporation (“Buyer”).  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into a Branch Purchase and Assumption Agreement, dated as of July 24, 2019 (the “Agreement”), which provides for the sale by Seller to Buyer of certain assets and liabilities related to the Branch Offices, all as set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, effective as of the close of business on the date of this Bill of Sale, Seller does hereby grant, bargain, sell, assign, set over, convey and transfer to Buyer all of its right, title and interest in and to the following assets (the “Assets”):

(a)
the Loans, as further described and modified in Section 1.01(d) of the Agreement, which assignment is being made without recourse against Seller and without any warranties or representations as to their collectability or the creditworthiness of any of the obligors of such Loans;

(b)	all of Seller’s Safe Deposit Box Business;

(c)	the Real Property;

(d)	the Personal Property;

(e)	the Assumed Contracts;

(f)	all of Seller’s Cash on Hand; and

(g)	all of Seller’s Records.

This Bill of Sale is executed by Seller and delivered to Buyer pursuant to the Agreement and is subject in all respects to the terms, provisions, conditions, representations and warranties of the Agreement, all of which terms, provisions, conditions, representations, and warranties are incorporated herein by reference.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.  This Bill of Sale is further subject and subordinate to the terms of any individual, specific instruments of conveyance, assignment or transfer as to any particular Assets, rights, benefits or privileges executed by Seller and delivered to Buyer in connection with the consummation of the transaction contemplated by the Agreement.

Buyer hereby accepts delivery of the Assets and does hereby assume and agree to pay and discharge all of Seller’s liabilities and obligations under the Loans arising after the date hereof.

This Bill of Sale shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.

This Bill of Sale, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.

This Bill of Sale may be executed in counterparts and delivered by facsimile or other means of electronic communication (including by PDF and e-mail), each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

[End of Text; Signature Page Follows]

2

IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be duly executed as of the date first written above.

“Seller”:

REPUBLIC BANK & TRUST COMPANY

By:
Steven T. Trager, Chief Executive Officer

“Buyer”:

LIMESTONE BANK, INC.

By:
John T. Taylor, President and Chief Executive Officer

Signature Page to Bill of Sale

Exhibit 4

ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR TRUSTEE FOR IRA ACCOUNTS

This ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR TRUSTEE FOR IRA ACCOUNTS (this “Assignment, Transfer and Appointment”) is dated this __ day of _______________, 2019, by and between REPUBLIC BANK & TRUST COMPANY, a Kentucky banking corporation (“Seller”), and LIMESTONE BANK, INC., a Kentucky banking corporation (“Buyer”).  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into a certain Branch Purchase and Assumption Agreement, dated as of July 24, 2019 (the “Agreement”), whereby Buyer has agreed to purchase and assume from Seller, and Seller has agreed to sell and assign to Buyer, certain assets and liabilities related to the Branch Offices; and

WHEREAS, the Agreement provides for Seller to resign from its position as trustee and custodian with respect to any IRA Deposits which includes as one or more of its assets a Deposit being transferred to Buyer pursuant to the Agreement, provide notice to depositors of its resignation and to cooperate with Buyer in taking any action reasonably necessary to accomplish either the appointment of Buyer as successor custodian or the delegation to Buyer of Seller’s authority and responsibility as trustee and custodian of all IRA Accounts, all as set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by Seller and Buyer, effective as of the close of business on the date of this Assignment, Transfer and Appointment, Seller and Buyer hereby take the following actions:

(a)  Seller hereby resigns as trustee and custodian with respect to each IRA Account associated with the Branch Offices which includes as one or more of its assets a Deposit being transferred to Buyer pursuant to the Agreement, as to which Seller is a trustee or custodian, and hereby agrees to use reasonable best efforts and will cooperate with Buyer in taking any action reasonably necessary to accomplish either the appointment of Buyer as successor custodian or the delegation to Buyer of Seller’s authority and responsibility as custodian of all IRA Accounts, including sending to the depositors thereof appropriate notices (including notice of Seller’s resignation), cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities; and

(b)  Buyer, if so designated or appointed as successor trustee or custodian under an IRA Account, hereby accepts such appointment and assumes and agrees to perform the obligations required to be performed by it as trustee and custodian with respect to each such IRA Account, as further specified in the Agreement.

This Assignment, Transfer and Appointment shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment, Transfer and Appointment, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.

This Assignment, Transfer and Appointment may be executed in any number of counterparts and delivered by facsimile or other means of electronic communication (including by PDF and e-mail), each of which shall be deemed an original and all of which, taken together, shall constitute a single instrument.

[End of Text; Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Transfer and Appointment to be executed as of the date first written above.

“Seller”:

REPUBLIC BANK & TRUST COMPANY

By:
Steven T. Trager, Chief Executive Officer

“Buyer”:

LIMESTONE BANK, INC.

By:
John T. Taylor, President and Chief Executive Officer

Signature Page to Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts

Exhibit 5

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this “Assignment and Assumption”) is executed as of this __ day of __________, 2019 by and between REPUBLIC BANK & TRUST COMPANY, a Kentucky banking corporation (“Assignor”), and LIMESTONE BANK, INC., a Kentucky banking corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor holds a leasehold interest in certain property located at ________________________________________, pursuant to the terms and conditions of that certain Lease Agreement, dated __________, between __________________ (“Landlord”) and Assignor, a copy of which is attached hereto as Exhibit A (the “Lease”); and

WHEREAS, Assignor and Assignee have entered into that certain Branch Purchase and Assumption Agreement, dated as of July 24, 2019 (the “Agreement”), which contemplates Assignor selling, conveying, assigning and transferring to Assignee certain of its assets, including but not limited to the Lease and Assignor’s interest in the Premises (as defined in the Lease).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the close of business on the date of this Assignment and Assumption, Assignor hereby transfers and assigns to Assignee any and all right, title and interest of Assignor, as tenant or otherwise, in, to and under the Lease.  By executing this Assignment and Assumption, Assignee hereby accepts, agrees to perform and assumes all of the obligations, terms, covenants and conditions of the Lease on the part of the tenant or lessee therein required to be performed, from and after the date of this Assignment and Assumption.

This Assignment and Assumption shall be binding upon and shall inure to the benefit of Assignor, Assignee and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and conditions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment and Assumption, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.

This Assignment and Assumption may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original and all of which, taken together, shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first written above.

“Assignor”:

REPUBLIC BANK & TRUST COMPANY

By:
Steven T. Trager, Chief Executive Officer

COMMONWEALTH OF KENTUCKY	)
COUNTY OF JEFFERSON	)

The foregoing instrument was acknowledged before me this _____ day of ______________, 2019, by Steven T. Trager as Chief Executive Officer of  Republic Bank & Trust Company, a Kentucky banking corporation, on behalf of the bank.

My commission expires:  ___________________

________________________________________
Notary Public

“Assignee”:

LIMESTONE BANK, INC.

By:
John T. Taylor, President and Chief Executive Officer

COMMONWEALTH OF KENTUCKY	)
COUNTY OF JEFFERSON	)

The foregoing instrument was acknowledged before me this __ day of ____________, 2019, by John T. Taylor as President and Chief Executive Officer of Limestone Bank, Inc., a national banking association, on behalf of the bank.

My commission expires:  ___________________

________________________________________
Notary Public

Signature Page to Assignment and Assumption of Lease

Exhibit A

Copy of Lease

Attached.

CONSENT AND ESTOPPEL CERTIFICATE

Reference is hereby made to that certain Lease Agreement, dated _______________, between ___________________ (“Landlord”) an Republic Bank & Trust Company  (“Tenant”), pursuant to which Tenant leased certain real property located at _______________________, and more particularly described in the Lease (“Leased Premises”).  It is our understanding that Tenant shall transfer and assign to Limestone Bank, Inc., a banking corporation (“Assignee”), all of Tenant’s rights and interests as tenant under the Lease and that Assignee shall assume and covenant to and with the Landlord to perform all of the obligations of the tenant under the Lease arising from and after the effective date of the transfer and assignment (the “Assignment”), a copy of which has been provided to Landlord.  In connection with the Assignment, Assignee has requested this certification by Landlord, upon which Assignee and Tenant (collectively, “Relying Parties”) will be entitled to rely in connection with the Assignment.

Landlord hereby confirms and certifies to the Relying Parties as follows:

1.            Pursuant to the Lease, Landlord has leased the Leased Premises to Tenant.

2.            A true and correct copy of the Lease is attached hereto as Exhibit A to the Assignment and said Lease constitutes the entire agreement of Landlord and Tenant with respect to the subject matter thereof.  The Lease has not been amended, supplemented or otherwise modified in any respect, other than pursuant to any amendments, supplements or modifications to the Lease attached to and made a part of Exhibit A to the Assignment.

3.            The Lease is in full force and effect and creates a valid leasehold estate in and to the Leased Premises in favor of Tenant in accordance with the terms of the Lease.

4.            The term of the Lease expires on ___________, and, subject to the terms and conditions set forth in the Lease, Tenant has the option to renew the Lease ______________ _______________________.

5.            The annual base rent under the Lease for the current year is $____________.  Base rent under the Lease has been paid by Tenant through the month ending ______________.  All rentals and other amounts due and payable under the Lease up to and through the date hereof have been paid in full and no such rentals and other amounts have been paid for more than thirty (30) days in advance.

6.            Tenant has paid a security deposit under the Lease of $_______________.

7.            To the knowledge of the Landlord, there is no currently existing default or breach under the Lease on the part of Tenant nor is there currently existing any condition or circumstance which, with the giving of notice or the passage of time, or both, would constitute a default or breach under the Lease on the part of Tenant.

8.            All conditions to be performed by Tenant under the Lease have been performed.

9.            Landlord has not received any notice that Tenant or the Leased Premises is in violation of any applicable federal, state or local statute, law, ordinance, regulation, rule, order or requirement.

10.          Landlord knows of no material defects in the condition of the Leased Premises.

11.          Landlord hereby consents to the Assignment in accordance with Section __ of the Lease and agrees the Assignment will not constitute a default under the Lease or result in the termination of the Lease or any renewal option thereunder.

WITNESS the signature of Landlord as of this ______ day of ______________, 2019.

[LANDLORD]

By:

Title:

2

Exhibit 6

LIMITED POWER OF ATTORNEY

THIS LIMITED POWER OF ATTORNEY is dated this __ day of ___________, 2019, by REPUBLIC BANK & TRUST COMPANY, a Kentucky banking corporation (“Seller”), to be effective as of the close of business on the date hereof.

W I T N E S S E T H:

WHEREAS, Seller and LIMESTONE BANK, INC., a Kentucky banking corporation (“Buyer”), entered into a Branch Purchase and Assumption Agreement, dated as of July 24, 2019 (the “Agreement”), which provides for the sale by Seller to Buyer of certain personal property; and

WHEREAS, in the Agreement or in a Bill of Sale of even date herewith (the “Bill of Sale”), Seller has agreed, from time to time, at the request of Buyer, to execute, acknowledge and deliver to Buyer any and all instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to (i) transfer to Buyer certain Assets (as defined in the Bill of Sale) being acquired by Buyer pursuant to the Agreement, including loans and the collateral therefor to the extent of Seller’s interest in such collateral and files relating to such loans, (ii) enable Buyer to bill, collect, service and administer the loans transferred thereby and (iii) give full force and effect to the intent and purposes of the Bill of Sale.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Seller hereby appoints and authorizes for a period of one (1) year from the date hereof, any authorized officer of Buyer holding the status of vice president or greater as its attorney-in-fact solely for the purpose of endorsing, without recourse, and recording, pursuant to the Bill of Sale and/or the Agreement, any and all instruments, documents, endorsements, assignments, information, materials, and any other papers including, but not limited to, certificates of title for vehicles and similar documents (collectively, the “Collateral Instruments”), provided such limited power of attorney is not intended to and does not convey to Buyer any right to endorse or record any Collateral Instruments relating to collateral other than collateral transferred pursuant to the Bill of Sale as described in the preceding paragraph.

[End of Text; Signature Page Follows]

IN WITNESS WHEREOF, Seller has caused this Limited Power of Attorney to be duly executed on ___________, 2019.

“Seller”:

REPUBLIC BANK & TRUST COMPANY

By:
Steven T. Trager, Chief Executive Officer

COMMONWEALTH OF KENTUCKY	)
COUNTY OF JEFFERSON	)

The foregoing Limited Power of Attorney was acknowledged before me this the __ day of ___________, 2019, by Steven T. Trager, to me personally known, as the Chief Executive Officer of Republic Bank & Trust Company, a Kentucky banking corporation, and that said Limited Power of Attorney was signed on behalf of said bank by proper authority and the Limited Power of Attorney was the act of said bank for the purposes stated above.

My commission expires:  ___________________

________________________________________
Notary Public

Signature Page to Limited Power of Attorney

Exhibit 3.13

Employees

[List of all employees of Seller at the Branch Offices to be attached.]

[Exhibit and Schedules Omitted]